Filed Pursuant to Rule 424(b)(5)
Registration No. 333-263130

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS SUPPLEMENT DATED MARCH 1, 2022

Prospectus Supplement

(To Prospectus dated March 1, 2022)

$

CME Group Inc.

    % Notes due 20

We are offering $            of our     % notes due 20     (the “notes”). The notes will mature on                 , 20     and will bear interest at a rate of     % per year. Interest on the notes will be payable semi-annually in arrears on                 and                 of each year, beginning on                 , 2022.

We may redeem the notes in whole or in part at any time at the redemption price described in this prospectus supplement under “Description of the Notes—Optional Redemption.”

The notes will be our unsecured obligations and will rank equally with our existing and future unsecured and unsubordinated indebtedness. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including indebtedness under CME Inc.’s clearing house facility. The notes will be issued in registered form only in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

	Per Note		Total
Public offering price(1)		%	$
Underwriting discounts		%	$
Proceeds, before expenses, to CME Group Inc.(1)		%	$

(1)	Plus accrued interest from , 2022 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Clearstream Banking, S. A., and Euroclear Bank SA/NV, as operator of the Euroclear System, on or about                 , 2022.

Joint Book-Running Managers

Barclays		BofA Securities

BMO Capital Markets	Citigroup	J.P. Morgan

Lloyds Securities	MUFG	Wells Fargo Securities

                , 2022

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information that is different. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. This document may only be used in jurisdictions where it is legal to sell these securities. You should assume that the information in this prospectus supplement, the accompanying prospectus and any free writing prospectus is accurate only as of the date of such document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

Prospectus Supplement

Prospectus

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains the terms of this offering of notes. The second part is the accompanying prospectus dated March 1, 2022, which is part of our Registration Statement on Form S-3 (Registration No. 333-[●]).

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus we may provide to you and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement and the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer of any of the notes or an invitation on behalf of us or the underwriters or any of them to subscribe to or purchase any of the notes, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting.”

References in this prospectus supplement to “$,” “dollars” and “U.S. dollars” are to the currency of the United States of America.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other materials with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including CME Group Inc., that file electronically with the SEC.

General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, is available free of charge through our Internet website at http://www.cmegroup.com/investor-relations. Information on our Internet website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and is not a part of this prospectus supplement or the accompanying prospectus or our other securities filings.

INCORPORATION BY REFERENCE

The SEC’s rules allow “incorporation by reference” into this prospectus supplement of information contained in documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference is an important part of this prospectus supplement, and any information that we file with the SEC and incorporate herein by reference (or that is so filed and deemed incorporated herein by reference) after the date of this prospectus supplement will be deemed automatically to update and supersede this information. The following documents previously filed with the SEC are incorporated herein by reference (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 25, 2022;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 19, 2021; and

•	our Current Reports on Form 8-K filed with the SEC on February 3, 2022 and February 17, 2022.

Whenever after the date of this prospectus supplement, and before the termination of the offering of the securities made under this prospectus supplement, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be incorporated by reference into this prospectus supplement from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). Any statement made in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, without charge, upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement, excluding any exhibits other than exhibits that are specifically incorporated by reference in that information. Requests should be directed to the following address or telephone number:

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Tel: (800) 331-3332

Email: investors@cmegroup.com

Attention: Investor Relations

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus supplement and in the accompanying prospectus and the documents incorporated by reference herein and therein, as well as those contained in other written reports and verbal statements, that are not historical facts, including discussions of our expectations regarding future performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect” and similar expressions, including references to assumptions. These forward-looking statements are based on currently available competitive, financial and economic data, current expectations, estimates, forecasts and projections about the industries in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are:

•	increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities;

•

our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks;

•

our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market;

•	our ability to adjust our fixed costs and expenses if our revenues decline;

•	our ability to maintain existing customers at substantially similar trading levels, develop strategic relationships and attract new customers;

•	our ability to expand and globally offer our products and services;

•

changes in regulations, including the impact of any changes in laws or government policies with respect to our products or services or our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers;

•	the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others;

•	decreases in revenue from our market data as a result of decreased demand or changes to regulations in various jurisdictions;

•

changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure;

•

the ability of our credit and liquidity risk management practices to adequately protect us from the credit risks of clearing members and other counterparties, and to satisfy the margin and liquidity requirements associated with the BrokerTec matched principal business;

•

the ability of our compliance and risk management programs to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets;

•

our dependence on third-party providers and exposure to risk through third parties, including risks related to the performance, reliability and security of technology used by our third-party providers;

•

volatility in commodity, equity and fixed income prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indices, fixed income instruments and foreign exchange rates;

•

economic, social, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers;

•	the impact of the COVID-19 pandemic and response by governments and other third parties;

•

our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems;

•	our ability to execute our growth strategy and maintain our growth effectively;

•

our ability to manage the risks, control the costs and achieve the synergies associated with our strategy for acquisitions, investments and alliances, including those associated with our joint venture with IHS Markit and our partnership with Google Cloud;

•	uncertainty related to the transition from LIBOR;

•	our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business;

•	industry and customer consolidation;

•	decreases in trading and clearing activity;

•	the imposition of a transaction tax or user fee on futures and options transactions and/or repeal of the 60/40 tax treatment of such transactions;

•	our ability to maintain our brand and reputation; and

•	the unfavorable resolution of material legal proceedings.

The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included in this prospectus supplement and in the documents incorporated by reference herein and in the accompanying prospectus are expressly qualified in their entirety by the foregoing cautionary statements and by the risk factors included in this prospectus supplement and in the documents we incorporate by reference. We caution you not to place undue reliance on any forward-looking statements. Except as required by law, rule or regulation, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information appearing elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus. Since it is a summary, this section does not contain all the information that you should consider before investing in the notes. You should carefully read the entire prospectus supplement, including the section entitled “Risk Factors,” the accompanying prospectus and the documents we have filed with the SEC that are incorporated by reference herein and in the accompanying prospectus prior to making an investment decision. In this prospectus supplement, unless otherwise stated or the context otherwise requires, the terms “CME Group,” “we,” “us” and “our” refer to CME Group Inc. and its consolidated subsidiaries. The term “CME Inc.” refers to our wholly owned subsidiary Chicago Mercantile Exchange Inc.

Our Company

CME Group serves the risk management and investment needs of customers around the globe.

CME Group exchanges offer the widest range of global benchmark products across interest rates, equity indexes, foreign exchange (FX), agricultural commodities, energy and metals. We also offer cash and repo fixed income trading via BrokerTec, and cash and OTC FX trading via EBS. In addition, we operate one of the world’s leading central counterparty clearing providers, CME Clearing, operated by CME.

Through our derivatives exchanges and clearing house, we believe our customers prefer CME Group’s diversity of products, liquidity, price transparency and technological capabilities. Market liquidity, or a market’s ability to absorb the execution of large purchases or sales quickly and efficiently, is key to attracting and retaining customers while also contributing to a market’s success. Our products provide a means for hedging, speculation and asset allocation related to the risks associated with, among other things, interest rate sensitive instruments, equity ownership, changes in the value of foreign currency and changes in the prices of agricultural, energy and metal commodities. We identify new products by monitoring economic trends and their impact on the risk management and speculative needs of our existing and prospective customers.

We are a global exchange with customer access available virtually all over the world. The customer base of our derivatives exchanges includes professional traders, financial institutions, institutional and individual investors, major corporations, manufacturers, producers, governments and central banks. Customers may be members of one or more of our exchanges. Rights to directly access our derivatives markets will depend upon the nature of the customer, such as whether the entity or individual is a member of one of our exchanges or has executed an agreement with us for direct access.

Our major product lines are traded primarily through CME Globex and by our open outcry auction market in Chicago. The CME Globex electronic trading platform is accessible on a global basis nearly 24 hours a day throughout the trading week. In addition, trades can be executed through privately negotiated transactions that are cleared and settled through CME Clearing, our clearing house.

Through our clearing house, CME Clearing, which is operated by CME, we provide clearing and settlement services for a broad range of exchange-traded futures and options on futures contracts and OTC derivatives. Our integrated clearing function is designed to ensure the safety and the soundness of our markets by serving as the counterparty to every trade, becoming the buyer to each seller and the seller to each buyer, and limiting counterparty credit risk. CME Clearing marks open positions to market at least twice a trading day, requiring payments from clearing firms whose positions have lost value and making payments to clearing firms whose positions have gained value. For select cleared-only markets, positions are marked-to-market daily, with the capacity to mark-to-market more frequently as market conditions warrant. The CME ClearPort front-end system provides access to our flexible clearing services for block transactions, bi-lateral trades and swaps. In 2021, we launched the derivatives industry’s first Sustainable Clearing service to help market participants track and report how their hedging activities advance their sustainability goals.

Our cash markets business is comprised of BrokerTec and EBS. BrokerTec and EBS offer anonymous and disclosed trading venues, offering clients multiple execution and distribution options and the benefit of an established and far-reaching distribution network of liquidity providers and consumers.

A majority of our revenue is derived from clearing and transaction fees, which include electronic trading fees, surcharges for privately-negotiated transactions and other volume-related charges for contracts executed through our trading venues. Our revenues and contract volume tend to increase during periods of economic and geopolitical uncertainty as our customers seek to manage their exposure to, or speculate on, the market volatility resulting from uncertainty. We also receive market data and information services revenue from the dissemination of our market data to subscribers. Subscribers can obtain access to our market data services either directly or through third-party distributors.

CME Group Inc. is a Delaware corporation. Our principal executive offices are located at 20 South Wacker Drive, Chicago, Illinois 60606, and our telephone number is (312) 930-1000.

The Offering

The following summary contains certain material information about the notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. This summary does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the “Description of the Notes” section in this prospectus supplement and the “Description of Debt Securities” section in the accompanying prospectus. In this section, the terms “we,” “us” and “our” refer to CME Group Inc. only and not to any of its subsidiaries.

Issuer	CME Group Inc., a Delaware corporation.

Securities Offered	$ aggregate principal amount of the % notes due 20 .

Maturity Date	, 20 .

Interest	Interest on the notes will accrue at the rate of % per year, payable semi-annually in arrears on and of each year, beginning on , 2022.

Optional Redemption	Prior to , 20 ( months prior to the maturity date of the notes), we may redeem the notes, at any time in whole or from time to time in part, at the “make-whole” redemption price described herein, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date. In addition, on or after , 20 ( months prior to the maturity date of the notes), we may redeem the notes, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the redemption date. See “Description of the Notes—Optional Redemption.”

Ranking	The notes will be our unsecured senior obligations and will:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•	rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness;

•	be effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness; and

•	be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries, including indebtedness under CME Inc.’s clearing house facility.

As of December 31, 2021, after giving effect to the offering of the notes and the use of proceeds therefrom, the notes (1) would have ranked equally in right of payment with approximately $2.7 billion of unsecured and unsubordinated indebtedness, our senior credit facility, under which we had no borrowings and $2.3 billion remaining undrawn, and our commercial paper program, under which no commercial paper was outstanding, and (2) would have been structurally subordinated to approximately $1.4 billion of indebtedness and other liabilities of our subsidiaries, including trade payables but excluding $157.9 billion of clearing member cash performance bonds and guaranty fund contributions (for which we have an equal and offsetting asset) and $5.4 billion of deferred tax liabilities. As of December 31, 2021, the entire committed $7.0 billion under CME Inc.’s clearing house facility was undrawn and available and the notes will be structurally subordinated to any indebtedness drawn under such facility.

Substantially all of our revenue is generated, and substantially all of our assets are held, by our subsidiaries.

Repurchase upon Change of Control Triggering Event	Upon the occurrence of a Change of Control Triggering Event (as defined herein), unless we have exercised our option to redeem the notes, we will be required to offer to repurchase the notes at a price equal to 101% of the principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. See “Description of the Notes—Repurchase upon Change of Control Triggering Event.”

Use of Proceeds	We estimate that we will receive proceeds from this offering of approximately $ , net of the underwriting discount and expenses. We intend to use the net proceeds from this offering (i) to redeem, repurchase or otherwise retire prior to maturity all $750 million aggregate principal amount of our outstanding 3.00% notes due 2022 (the “2022 notes”) and (ii) for general corporate purposes. Pending the application of the net proceeds from this offering, we may invest the net proceeds in short-term, liquid investments. See “Use of Proceeds.” This prospectus supplement does not constitute a notice of redemption with respect to the 2022 notes.

Form and Denomination

We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A., or Clearstream, and Euroclear Bank, SA/NV, as operator of the Euroclear System, or Euroclear, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and multiples of $1,000 in excess thereof.

Risk Factors	Investment in the notes involves risks. You should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-7, as well as other information included in or incorporated by reference into this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Governing Law	New York.

Trustee	U.S. Bank Trust Company, National Association.

Summary Consolidated Financial Data of CME Group

The following summary consolidated financial data as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020 and 2019 have been derived from CME Group’s audited consolidated financial statements which are incorporated by reference herein. The following summary consolidated financial data as of December 31, 2019 have been derived from CME Group’s audited consolidated financial statements which are not incorporated by reference herein.

The following financial information is only a summary and you should read it in conjunction with the consolidated financial statements of CME Group and the related notes contained in reports and other information that CME Group has previously filed with the SEC. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement.

	As of and for the Year Ended December 31,
	2021	2020	2019
	(dollars in millions)
Income Statement Data:
Total revenues	$4,689.7	$4,883.6	$4,868.0
Operating income	2,645.2	2,637.4	2,587.8
Non-operating income (expense)	728.4	84.7	101.8
Income before income taxes	3,373.6	2,722.1	2,689.6
Net income attributable to CME Group	2,636.4	2,105.2	2,116.5
Balance Sheet Data (end of period):
Cash and cash equivalents	2,834.9	$1,633.2	$1,551.4
Marketable securities	115.0	100.9	83.2
Total assets	196,780.3	124,659.6	75,215.3
Short-term debt	749.4	—	—
Long-term debt	2,695.7	3,443.8	3,743.2
CME Group shareholders’ equity	$27,399.3	$26,319.9	$26,128.9

RISK FACTORS

You should carefully consider all the information included in this prospectus supplement, the accompanying prospectus and the documents filed with the SEC that are incorporated by reference in the accompanying prospectus and this prospectus supplement and, in particular, the risk factors described below and the risk factors of CME Group in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, which is incorporated by reference herein and in the accompanying prospectus, before making an investment decision. The risk factors described below or incorporated by reference herein and in the accompanying prospectus are not the only risks we or holders of the notes face. Additional risks not presently known to us or that we currently believe to be immaterial may also impair our business operations or adversely affect holders of the notes, and even the risks described below may adversely affect our business or holders of the notes in ways we have not described or do not currently anticipate. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. In such case, you may lose all or part of your original investment in the notes. In “—Risks Relating to the Notes” below, the terms “we,” “us” and “our” refer to CME Group Inc. only and not to any of its subsidiaries.

Risks Relating to the Notes

The notes are senior unsecured obligations and structurally subordinated to the existing and future liabilities of our subsidiaries; we may be unable to pay interest on or repay the notes.

The notes are our senior unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future senior unsecured and unsubordinated obligations. The notes are not secured by any of our assets. Any future claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets.

We are a holding company, and our subsidiaries are separate and distinct legal entities from us. Substantially all of our revenue is generated by, and substantially all of our assets are held by, our subsidiaries. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our payment obligations on the notes, whether in the form of dividends, distributions, loans or other payments. In addition, any payment of dividends, loans or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings, cash flow and other business considerations. Our right to receive any assets of any of our subsidiaries upon that subsidiary’s bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors and transaction counterparties in the event of a clearing member default. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in such assets of our subsidiaries and any indebtedness of our subsidiaries senior in right of payment to that held by us. As a consequence, we may not have funds to pay interest on or repay the notes. As of December 31, 2021, after giving effect to the offering of the notes and the use of proceeds therefrom, the notes would have been structurally subordinated to approximately $1.4 billion of indebtedness and other liabilities of our subsidiaries, including trade payables, excluding $157.9 billion of clearing member cash performance bonds and guaranty fund contributions (for which we have an equal and offsetting asset) and $5.4 billion of deferred tax liabilities. In addition, CME Inc. maintains its clearing house facility, a committed $7.0 billion 364-day revolving line of credit that generally provides liquidity to our subsidiaries’ clearing house operations in the event of clearing member default, a liquidity constraint or default by a depositary (custodian for our collateral) or in the event of a temporary disruption with the domestic payments system that would delay payment of settlement variation between us and our clearing firms, under which CME Inc. has the option to request an increase in the line of credit to $10.0 billion. As of December 31, 2021, the entire committed $7.0 billion was undrawn and available under the clearing house facility.

Downgrades or other changes in our credit ratings could affect our financial results and reduce the market value of the notes.

The notes will be rated by at least one nationally recognized statistical rating organization at closing. A rating is not a recommendation to purchase, hold or sell any particular security, including the notes, since a rating does not predict the market price of a particular security or its suitability for a particular investor. A rating organization may lower our rating or decide not to rate our securities in its sole discretion, and we are not obligated to maintain any rating on the notes. The rating of our debt securities is based primarily on the rating organization’s assessment of the likelihood of timely payment of interest when due on our debt securities and the ultimate payment of principal of our debt securities on the final maturity date. Any ratings downgrade could increase our cost of borrowing or require certain actions to be performed to rectify such a situation. The reduction, suspension or withdrawal of the ratings of the notes will not constitute an event of default under the indenture governing the notes. No report of any rating agency forms a part of, or is incorporated by reference into, this prospectus supplement.

Our credit ratings may not reflect all risks of your investments in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes, additional factors discussed above and other factors that may affect the value of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

If an active trading market does not develop for the notes, you may be unable to sell your notes or to sell your notes at prices that you deem sufficient.

The notes are a new issue of securities for which there currently is no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any inter-dealer quotation system. While the underwriters have advised us that they intend to make a market in the notes, the underwriters will not be obligated to do so and may stop their market making at any time. No assurance can be given:

•	that a market for any notes will develop or continue;

•	as to the liquidity of any market that does develop; or

•	as to your ability to sell your notes or the prices at which you may be able to sell your notes.

If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering prices. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions and our financial condition, performance and prospects.

Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time.

The definition of a Change of Control requiring us to repurchase the notes is limited, and the market price of the notes may decline if we enter into a transaction that is not a Change of Control under the indenture governing the notes.

The term “Change of Control” (as defined under the indenture governing the notes) is limited in terms of its scope and does not include every event that might cause the market value of the notes to decline. Furthermore, we are required to repurchase the notes upon a Change of Control only if, as a result of such Change of Control, the notes receive a reduction in rating below investment grade and the rating agency assigning such rating expressly links the reduction in rating to the Change of Control. As a result, our obligation to repurchase the notes upon the occurrence of a Change of Control is limited and may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction.

Holders of the notes may require us to repurchase their notes upon a Change of Control Triggering Event, as defined under “Description of the Notes—Repurchase Upon Change of Control Triggering Event.” We cannot assure you that we would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price of the notes and any other then existing indebtedness that may be tendered by the lenders thereof in such a circumstance. Furthermore, under the terms of our senior credit facility, a Change in Control (as defined therein) constitutes an event of default, and the terms of our then existing indebtedness or other agreements may contain financial covenants, events of default or other provisions that could be violated if a Change of Control were to occur or if we were required to repurchase the notes or repurchase or repay other indebtedness containing a similar repurchase or repayment requirement.

The indenture governing the notes will not limit our ability to incur future indebtedness, pay dividends, repurchase securities, engage in transactions with affiliates or engage in other activities, which could adversely affect our ability to pay our obligations under the notes.

The indenture governing the notes does not contain any financial covenants and contains only limited restrictive covenants. The indenture governing the notes will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends and incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the notes would be structurally subordinated. Our ability to incur additional indebtedness and use our funds for numerous purposes may limit the funds available to pay our obligations under the notes.

As of December 31, 2021, after giving effect to the offering of the notes and the use of proceeds therefrom, we would have had outstanding, in addition to the notes, approximately $2.7 billion of senior notes, or the existing notes, which have the benefit of covenants and events of default similar to, but more restrictive in some respects than, the corresponding covenants and events of default applicable to the notes. If there were to arise circumstances that give rise to an event of default under the existing notes but not under the notes, holders of the existing notes might be able to exercise rights that holders of the notes would not have.

USE OF PROCEEDS

We estimate that we will receive proceeds from this offering of approximately $                , net of the underwriting discount and expenses.

We intend to use the net proceeds from this offering (i) to redeem, repurchase or otherwise retire prior to maturity all of the outstanding 2022 notes and (ii) for general corporate purposes. Pending the application of the net proceeds from this offering, we may invest the net proceeds in short-term, liquid investments. This prospectus supplement does not constitute a notice of redemption with respect to the 2022 notes.

The 2022 notes, of which $750 million principal amount is outstanding, bear interest at a rate of 3.00% per annum, payable semi-annually, and have a scheduled maturity date of September 15, 2022.

Certain of the underwriters and/or their affiliates may hold 2022 notes and, accordingly, may receive a portion of the net proceeds of the offering in connection with the redemption, repayment or other retirement of the 2022 notes. See “Underwriting.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and marketable securities and our capitalization as of December 31, 2021 on an actual basis and on an as adjusted basis to give effect to this offering and the use of proceeds therefrom. This table should be read together with “Description of Certain Other Indebtedness” and the consolidated financial statements and related notes and other information appearing in our reports that are incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2021
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$2,834.9	$
Marketable securities	115.0		115.0
Total cash and cash equivalents and marketable securities	$2,949.9	$
Short-term debt
Commercial paper(1)	$—		$—
CME Inc. clearing house facility(2)	—		—
3.00% notes due 2022(3)	749.4		—
Total short-term debt	749.4		—
Long-term debt
Commercial paper(1)	—		—
Senior credit facility(4)	—		—
4.30% notes due 2023(5)	16.8		16.8
3.00% notes due 2025(6)	747.7		747.7
3.75% notes due 2028(7)	497.2		497.2
5.30% notes due 2043(8)	743.4		743.4
4.15% notes due 2048(9)	690.6		690.6
% notes due 20 offered hereby	—
Total long-term debt	2,695.7
Total shareholders’ equity	27,399.3		27,399.3
Total capitalization	$30,844.4	$

(1)	There was no commercial paper outstanding as of December 31, 2021.
(2)

The CME Inc. clearing house facility consists of a $7.0 billion 364-day revolving line of credit that supports our clearing house operations. Under the terms of the credit agreement governing the facility, CME Inc. has the option to increase the line of credit to up to $10.0 billion with the consent of the lenders’ agent and the lenders providing the additional funds. See “Description of Certain Other Indebtedness—Revolving Line of Credit (Clearing House Facility).”

(3)

The amount shown is the aggregate principal amount net of unamortized discount and unamortized debt issuance costs of $0.6 million. We maintained a forward-starting interest rate swap agreement that modified the interest obligation associated with these notes so that the interest payable on the notes effectively became fixed at a rate of 3.32%.

(4)

The multi-currency revolving senior credit facility provides for revolving loans of up to $2.3 billion. Under the terms of the credit agreement governing the facility, we have the option to increase the commitments to up to $3.3 billion with the consent of the lenders providing the additional funds (the inclusion of any new lenders as part of such increase being subject to the approval of the lenders’ agent and certain of the existing lenders). See “Description of Certain Other Indebtedness—Senior Credit Facility.”

(5)	The amount shown is the aggregate principal amount net of unamortized discount and unamortized debt issuance costs of $0.2 million.
(6)

The amount shown is the aggregate principal amount net of unamortized discount and unamortized debt issuance costs of $2.3 million. We maintained a forward-starting interest rate swap agreement that modified the interest obligation associated with these notes so that the interest payable on the notes effectively became fixed at a rate of 3.11%.
(7)	The amount shown is the aggregate principal amount net of unamortized discount and unamortized debt issuance costs of $2.8 million.
(8)

The amount shown is the aggregate principal amount net of unamortized discount and unamortized debt issuance costs of $6.6 million. We maintained a forward-starting interest rate swap agreement that modified the interest obligation associated with these notes so that the interest payable on the notes effectively became fixed at a rate of 4.73%.

(9)	The amount shown is the aggregate principal amount net of unamortized discount and unamortized debt issuance costs of $9.4 million.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Set forth below is a summary of certain outstanding indebtedness and other financing arrangements of CME Group Inc. and its subsidiaries. The following summary is not a complete description of the terms of these debt obligations and financing arrangements and is qualified in its entirety by reference to the applicable governing agreements, which are included as exhibits to CME Group Inc. filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus or are otherwise available upon request. See “Incorporation by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. In this section, except for the portion of this section under “—Revolving Line of Credit (Clearing House Facility),” the terms “CME Group,” “we,” “us” and “our” refer to CME Group Inc. only and not to any of its subsidiaries.

Senior Credit Facility

We maintain a $2.3 billion multi-currency revolving senior credit facility under a credit agreement with various financial institutions party thereto as lenders and Bank of America, N.A., as administrative agent. Proceeds of borrowings under the facility can be used for working capital and other general corporate purposes of CME Group and its subsidiaries. Under the terms of the senior credit facility, we have the option, so long as no default is continuing under the senior credit facility, to increase the amount of the facility from time to time to up to $3.3 billion with the consent of the lenders providing the additional funds (the inclusion of any new lenders as part of such increase being subject to the approval of the administrative agent and certain of the existing lenders providing swing line loans and letters of credit). The facility has a maturity date of November 12, 2026 and is voluntarily pre-payable from time to time without premium or penalty. As of December 31, 2021, there were no outstanding borrowings under the facility, but any commercial paper balance if or when outstanding can be backstopped against this facility.

The availability of loans under the facility is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of our representations and warranties contained therein in all material respects.

The senior credit facility includes representations and warranties, financial and operating covenants and events of default (in each case subject to agreed exceptions, materiality tests, qualifiers, carve outs and grace periods). The covenants include requirements that we maintain a minimum consolidated net worth, as well as customary limitations on liens on the assets of CME Group and its significant subsidiaries; indebtedness of our subsidiaries; fundamental changes, including mergers, consolidations, liquidations and dissolutions of CME Group and its significant subsidiaries; and dispositions of all or substantially all of the consolidated assets of CME Group and its subsidiaries taken as a whole or more than 50% of the voting stock of Chicago Mercantile Exchange Inc., Board of Trade of the City of Chicago, Inc. or New York Mercantile Exchange, Inc.

Our obligations under the senior credit facility are not guaranteed by any of our subsidiaries and are not secured by any of our assets.

Notes

After giving effect to the offering of the notes and the application of a portion of the net proceeds from the offering of the notes to redeem, repurchase or otherwise retire prior to maturity all of the outstanding 2022 notes, as described under “Use of Proceeds,” we and our consolidated subsidiaries have outstanding, in addition to the notes offered hereby, debt securities in an aggregate principal amount of approximately $                billion, consisting of €15.0 million aggregate principal amount of 4.30% fixed rate notes due May 2023, which we refer to as the 2023 notes, $750.0 million aggregate principal amount of 3.00% fixed rate notes due in March 2025, which we refer to as the 2025 notes, $500.0 million aggregate principal amount of 3.75% fixed rate notes due in June 2028, which we refer to as the 2028 notes, $750.0 million aggregate principal amount of 5.30% fixed rate notes due in September 2043, which we refer to as the 2043 notes and $700.0 million aggregate principal amount of 4.15% fixed rate notes due in June 2048, which we refer to as the 2048 notes, in each case issued by us. In August 2012, we entered into a forward-starting interest rate swap agreement that modified the interest obligation associated with the 2043 notes so that the interest payable effectively became fixed at a rate of 4.73%. In December 2014, we entered into a forward-starting interest rate swap agreement that modified the interest obligation associated with the 2025 notes so that the interest payable effectively became fixed at a rate of 3.11%.

The existing notes are redeemable at our option at any time in whole or from time to time in part, prior to three months prior to their maturity date, in the case of the 2025 notes and the 2028 notes, prior to six months prior to their maturity date, in the case of the 2043 notes and the 2048 notes, at a redemption price equal to 100% of the principal amount of such notes plus the “make whole” premium applicable to each series of existing notes, plus, in each case, accrued and unpaid interest on the applicable existing notes to be redeemed to, but excluding, the redemption date. Commencing three months prior to the maturity date, in the case of the 2025 notes and the 2028 notes, and six months prior to the maturity date, in the case of the 2043 notes and the 2048 notes, the Company may redeem the 2025 notes, 2028 notes, the 2043 notes or the 2048 notes, as applicable, at any time in whole or from time to time in part, at a redemption price equal to 100% of the principal amount of the 2025 notes, the 2028 notes, the 2043 notes or the 2048 notes to be redeemed, as applicable, plus accrued and unpaid interest on the 2025, the 2028 notes, the 2043 notes or the 2048 notes to be redeemed, as applicable, to, but excluding, the redemption date.

Our obligations under the 2025 notes, the 2028 notes, the 2043 notes or the 2048 notes are our senior unsecured obligations and are not guaranteed by any of our subsidiaries.

The indenture governing the existing notes does not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us or our subsidiaries.

Pursuant to the indenture governing the existing notes, upon the occurrence of a “change of control triggering event” (as defined in the applicable supplemental indentures), we are required to make an offer to purchase the applicable existing notes at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to the date of repurchase. The definition of change of control triggering event with respect to the existing notes is in each case substantially the same as the definition of such term applicable to the notes offered hereby.

The indenture governing the existing notes contains covenants that place certain restrictions, subject to certain exceptions, on our ability and the ability of any of our significant subsidiaries to incur liens to secure indebtedness or enter into any sale and lease-back transaction and on our ability to enter into certain consolidations and mergers or conveyances, transfers or leases of all or substantially all of our properties and assets or to acquire or lease all or substantially all of the assets of another person, and also provide for customary events of default.

Revolving Line of Credit (Clearing House Facility)

CME Group Inc.’s wholly-owned subsidiary, CME Inc., maintains a secured 364-day multi-currency revolving line of credit under a credit agreement dated November 2, 2017, with a consortium of domestic and international banks, Bank of America, N.A., as administrative agent, and Citibank, N.A., as collateral agent, to be used to provide temporary liquidity in the event a clearing firm fails to promptly discharge an obligation to CME Clearing, in the event of a liquidity constraint or default by a depositary (custodian for our collateral), in the event of a temporary disruption with the domestic payments system that would delay payment of settlement variation between us and our clearing firms, or in other cases as provided by the CME rulebook. The line of credit provides for borrowings by CME Inc. of up to $7.0 billion, and CME Inc. has the option to increase the line of credit from time to time to up to $10.0 billion with the consent of only the lenders providing the additional funds and the consent of the administrative agent with respect to new lenders.

The line of credit can only be drawn upon to the extent there is sufficient borrowing base to support such draw. The borrowing base includes eligible assets of CME Inc., eligible assets received from clearing members consisting of clearing firm guaranty fund contributions and performance bond assets (pursuant to the CME rulebook). Eligible assets include U.S. Treasury securities, U.S. government agency securities, money market mutual funds, gold bullion, foreign currencies and certain other assets. At December 31, 2021, guaranty fund contributions available to collateralize the facility totaled $9.7 billion. As of December 31, 2021, there were no borrowings outstanding under the line of credit.

The line of credit includes representations and warranties, covenants and events of default (in each case subject to agreed exceptions, materiality tests, qualifiers, carve outs and grace periods), including a covenant that CME Inc. maintain consolidated tangible net worth, defined as CME Inc. consolidated shareholder’s equity less intangible assets (as defined in the credit agreement governing the line of credit), of not less than $800 million.

The availability of loans under the line of credit is subject to customary conditions, including the absence of any defaults thereunder and the accuracy of CME Inc.’s representations and warranties contained in the credit agreement in all material respects.

Commercial Paper Program

We maintain a commercial paper program with various financial institutions under which we currently can issue up to $2.3 billion of commercial paper. As of December 31, 2021, we had no commercial paper outstanding.

DESCRIPTION OF THE NOTES

For the purposes of this section, references to “CME Group,” “we,” “us,” “our” and the “Company” are references to CME Group Inc. only and not to any of its subsidiaries. We will issue the notes under the Indenture, dated as of August 12, 2008 (the “Senior Indenture”), between us and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), as supplemented by a supplemental indenture creating, and defining the terms of, the notes and the forms of notes attached thereto (the “Supplemental Indenture”). We refer to the Senior Indenture and the Supplemental Indenture collectively in this section as the “Indenture.”

The following is a summary of particular terms of the Indenture and the notes offered hereby and supplements the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. However, the following subsections under the heading “Description of Debt Securities” in the accompanying prospectus do not apply to the notes: “—Subordination,” “—Consolidation, Merger, Sale of Assets and Other Transactions,” “—Events of Default, Notice and Waiver,” and “—Global Debt Securities.”

The following summary does not purport to be complete and is qualified in its entirety by reference to the actual provisions of the notes and the Indenture. We urge you to read the Indenture because it defines your rights. Certain terms used in this summary are defined in the accompanying prospectus, the notes or the Indenture; these terms have the meanings given to them in those documents. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). You may obtain copies of the Senior Indenture and the Supplemental Indenture from us upon request. See “Where You Can Find More Information” and “Incorporation by Reference” in this prospectus supplement and the accompanying prospectus.

General

We will issue the notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee will initially act as Paying Agent and Security Registrar for the notes. The notes may be presented for registration of transfer and exchange at the offices of the Security Registrar. We may change any Paying Agent and Security Registrar without notice to holders of the notes (the “Holders”). We will pay principal (and premium, if any) on the notes at the Paying Agent’s corporate office in New York City. At our option, interest may be paid at the Trustee’s corporate trust office or by check mailed to the registered address of Holders.

We will issue $                 initial aggregate principal amount of the notes in this offering. The notes will mature on                 , 20    .

We may redeem the notes in whole or in part at any time, and from time to time, at the applicable redemption prices described below under “—Optional Redemption.” Unless previously repurchased and cancelled or redeemed, we will repay the notes in cash at 100% of their principal amount together with accrued and unpaid interest thereon at maturity.

If any interest payment date, redemption date, repurchase date or the scheduled maturity date with respect to the notes falls on a day which is not a business day, payment of interest, principal and premium, if any, with respect to the notes will be made on the next business day with the same force and effect as if made on the due date and no interest on such payment will accrue from and after the due date. For this purpose, “business day” means any weekday which is not a day on which banking institutions in New York City are authorized or obligated by law or regulation to close.

The notes will constitute a separate series under the Indenture. We may from time to time without notice to, or the consent of, any Holder, create and issue additional series of notes under the Indenture. Separate series of notes will not vote together as a single series on any matters. We may also from time to time without notice to, or the consent of, any Holder, create and issue additional notes under the Indenture equal in rank and having the same terms as the notes offered hereby (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes and, in some circumstances, except for the first payment of interest following the issue date of such additional notes) so that the additional notes may be consolidated and form a single series with the notes offered hereby. We may issue additional notes to one or more investors at any time; provided that if such additional notes are not fungible with the offered hereby for United States federal income tax purposes, such additional notes will have a separate CUSIP number.

The notes will not be guaranteed by any of our subsidiaries. The notes will not be entitled to the benefit of any mandatory sinking fund.

We will pay interest, principal and premium, if any, on the notes in U.S. dollars.

Interest

Interest on the notes will accrue at the rate of     % per annum. Interest on the notes will be payable semi-annually in arrears on                  and                  of each year (each an “Interest Payment Date”), beginning on                 , 2022, to the persons who are registered Holders of the notes at the close of business on                  and                 , whether or not a business day, immediately preceding the applicable Interest Payment Date. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the issue date. Interest on the notes will be calculated on the basis of a 360-day year composed of twelve 30-day months.

We will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue payments of the principal, purchase price and redemption price of the notes from time to time on demand at the rate then borne by the notes and will pay interest (including post-petition interest in any proceeding under any bankruptcy law) on overdue installments of interest, if any (without regard to any applicable grace periods), on the notes from time to time on demand at the same rate to the extent lawful.

Ranking

The notes will be our unsecured senior obligations and will, after giving effect to the offering of the notes and the use of proceeds therefrom:

•	rank senior in right of payment to all of our existing and future subordinated indebtedness;

•

rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness, including (i) our €15 million 4.30% notes due 2023, (ii) our $750.0 million 3.00% notes due 2025, (iii) our $500 million 3.75% notes due 2028, (iv) our $750.0 million 5.30% notes due 2043, (v) $700 million 4.15% notes due 2048 and (vi) all indebtedness under the Senior Credit Facility (as defined below), under which we had no borrowings and $2.3 billion remaining undrawn and available as of December 31, 2021, and our commercial paper program, under which no commercial paper was outstanding as of December 31, 2021;

•	be effectively subordinated in right of payment to all of our existing and future secured indebtedness to the extent of the collateral securing such indebtedness; and

•

be structurally subordinated in right of payment to all existing and future indebtedness, including guarantees, and other liabilities of our subsidiaries, including the Clearing House Facility (as defined below), under which no borrowings were outstanding as of December 31, 2021.

As of December 31, 2021, after giving effect to the offering of the notes and the application of a portion of the net proceeds from the offering of the notes to redeem, repurchase or otherwise retire prior to maturity all of the outstanding 2022 notes, as described under “Use of Proceeds,” the notes would have been structurally subordinated to approximately $1.4 billion of indebtedness and other liabilities of our subsidiaries, including trade payables, excluding in each case $157.9 billion of clearing member cash performance bonds and guaranty fund contributions (for which we have an equal and offsetting asset) and $5.4 billion of deferred tax liabilities. In addition, Chicago Mercantile Exchange Inc. (“CME Inc.”) maintains its Clearing House Facility, a committed $7.0 billion 364-day revolving line of credit that provides liquidity to our subsidiaries’ clearing house operations in the event of clearing member default, under which CME Inc. has the option to request an increase in the line of credit to $10.0 billion. As of December 31, 2021, the entire committed $7.0 billion was undrawn and available under the Clearing House Facility. Substantially all of our revenue is generated by, and substantially all of our assets are held by, our subsidiaries.

The Indenture and the notes do not limit the amount of indebtedness that may be incurred or the amount of securities that may be issued by us and our subsidiaries.

“Clearing House Facility” means the Credit Agreement, dated as of November 2, 2017, among CME Inc., the Banks (as defined therein), Bank of America, N.A., as administrative agent and Citibank, N.A., as collateral agent, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time.

“Senior Credit Facility” means the Credit Agreement, dated as of November 12, 2021, among CME Group Inc., Bank of America, N.A., as administrative agent, and the several banks, financial institutions and other entities from time to time parties thereto as lenders, as amended, restated, supplemented, increased, extended, renewed, replaced, refinanced (with the same or other lenders) or otherwise modified from time to time.

Optional Redemption

Prior to                , 20    (                months prior to their maturity date) (the “Par Call Date”), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus                 basis points less (b) interest accrued to the date of redemption, and

(2)	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On or after the Par Call Date, the Company may redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date

If on the third business day preceding the redemption date H.15 or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. Except in the case of global securities, a new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. For the avoidance of doubt, the Trustee shall have no obligation to calculate any redemption price or make-whole premium.

Repurchase upon Change of Control Triggering Event

If a Change of Control Triggering Event (as defined below) occurs with respect to the notes, unless we have exercised our right to redeem the notes as described under “—Optional Redemption,” we will be required to make an offer to repurchase all or, at the Holder’s option, any part (equal to $2,000 or any integral multiple of

$1,000 in excess thereof) of such Holder’s notes pursuant to the offer described below (the “Change of Control Offer”).

In the Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control Triggering Event with respect to the notes or, at our option, prior to any Change of Control (as defined below) but after the public announcement of the transaction or transactions that constitutes or may constitute a Change of Control, we will be required to mail a notice to Holders of the notes, with a copy to the Trustee for the notes, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date will be no earlier than 30 and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the notes and described in such notice. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of such notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of such conflict.

On the Change of Control Payment Date, we will be required, to the extent lawful, to:

•	accept for payment all notes or portions of such notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of such notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of such notes being purchased by us.

The Paying Agent will be required to promptly deliver, to each Holder who properly tendered notes, the purchase price for such notes, and the Trustee will be required to promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults on its offer, we will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control Triggering Event.

If Holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making such an offer in lieu of us as described above, purchases all of such notes properly tendered and not withdrawn by such Holders, we or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following such repurchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased to, but excluding, the Second Change of Control Payment Date.

For purposes of the Change of Control Offer provisions of the notes, the following terms will be applicable:

(i)

“Below Investment Grade Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period commencing upon the first public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and ending 60 days following public notice of the occurrence of the related Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies, provided that no such extension shall occur if on such 60th day the notes have an Investment Grade Rating from at least one Rating Agency and are not subject to review for possible downgrade by such Rating Agency); provided further, that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Holders of the notes in writing at their request that the reduction was the result, in whole or in part, of any event or circumstance comprising or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event);

(ii)

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of us and our Subsidiaries taken as a whole to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”) other than us or one of our Subsidiaries; (2) the approval by the holders of our common stock of any plan or proposal for our liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of our Voting Stock (measured by voting power rather than the number of shares;

(iii)

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned Subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction, or (B) immediately following that transaction, no Person or Group (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the Voting Stock (measured by voting power rather than the number of shares) of such holding company;

(iv)	“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event occurring in respect of that Change of Control;

(v)

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us;

(vi)	“Moody’s” means Moody’s Investors Service, Inc. and its successors;

(vii)	“Person” means any “person” as that term is used in Section 13(d)(3) of the Exchange Act;

(viii)

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act, that we select (as certified by an executive officer of ours) as a replacement agency for Moody’s or S&P, or both of them, as the case may be;

(ix)	“S&P” means S&P Global Ratings Inc. and its successors; and

(x)	“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the Board of Directors of such Person.

Notwithstanding the foregoing clauses or any provision of Rule 13(d)(3) or 13(d)(5) of the Exchange Act, a Person or Group shall not be deemed to beneficially own Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

The definition of Change of Control includes a phrase relating to the sale, transfer, conveyance or other disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to purchase your notes as a result of the sale, transfer, conveyance or other disposition of less than all of our assets may be uncertain.

Certain Covenants

The Indenture will contain, among others, the following covenants:

Limitations on Liens

We may not, and may not permit any of our Significant Subsidiaries (as defined below) to, create any Lien (as defined below) on any Principal Property (as defined below) of ours or any of our Significant Subsidiaries (or on any capital stock of a Significant Subsidiary), whether owned on the date of issuance of the notes or thereafter acquired, to secure any Indebtedness (as defined below), unless we contemporaneously secure the notes (together with, if CME Group so determines, any other Indebtedness of or guaranty by CME Group or such Significant Subsidiary then existing or thereafter created which is not subordinated to the notes) equally and ratably with (or, at CME Group’s option, prior to) that obligation. Any Lien that is granted to secure the notes under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes under this covenant.

“Lien” means any lien, mortgage, deed of trust, hypothecation, pledge, security interest, charge or encumbrance of any kind.

“Indebtedness” means any indebtedness (whether being principal, premium, interest or other amounts) for or in respect of any notes, bonds, debentures or other instruments for money borrowed or any borrowed money or any liability under or in respect of any banker’s acceptance (other than a daylight overdraft).

We will not, however, be required to secure the notes if the Lien consists of Permitted Liens (as defined below).

Under the Indenture, “Permitted Liens” of any person are defined as:

(a)

Liens imposed by law or any governmental authority for taxes, assessments, levies or charges that are not yet overdue by more than 60 days or are being contested in good faith (and, if necessary, by appropriate proceedings) or for commitments that have not been violated;

(b)

carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and similar Liens imposed by law or which arise by operation of law and which are incurred in the ordinary course of business or where the validity or amount thereof is being contested in good faith (and, if necessary, by appropriate proceedings);

(c)	Liens incurred or pledges or deposits made in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)

Liens incurred or pledges or deposits made to secure the performance of bids, trade contracts, tenders, leases, statutory obligations, surety, customs and appeal bonds, performance bonds, customer deposits and other obligations of a similar nature, in each case in the ordinary course of business;

(e)	judgment Liens in respect of judgments that do not constitute an Event of Default under the Indenture;

(f)	Liens securing Indebtedness incurred under the Clearing House Facility from time to time;

(g)	Liens securing Indebtedness incurred in connection with the obligations of us or any Subsidiary relating to clearing, settlement or regulated exchange activities;

(h)

Liens on (1) any property or asset prior to the acquisition thereof, provided that such Lien may only extend to such property or asset, or (2) property of a Significant Subsidiary where (A) such Significant Subsidiary becomes a Subsidiary after the date of this prospectus supplement, (B) the Lien exists at the time such Significant Subsidiary becomes a Subsidiary, (C) the Lien was not created in contemplation of such Significant Subsidiary becoming a Subsidiary, and (D) the Lien in effect at the time such Significant Subsidiary becomes a Subsidiary is not subsequently extended to any Principal Property acquired by such Significant Subsidiary after the time such Significant Subsidiary becomes a Subsidiary;

(i)	any Lien existing on the date of the Supplemental Indenture;

(j)

Liens upon fixed, capital, real and/or tangible personal property acquired after the date of the Supplemental Indenture (by purchase, construction, development, improvement, capital lease, Synthetic Lease or otherwise) by us or any Significant Subsidiary, each of which Liens was created for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction, development or improvement) of such property; provided that no such Lien shall extend to or cover any property other than the property so acquired and improvements thereon;

(k)	Liens in favor of us or any Subsidiary;

(l)	Liens arising from the sale of accounts receivable for which fair equivalent value is received;

(m)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part, of any Liens referred to in the foregoing clauses (f), (g), (h), (i), (j), (k) and (l); provided that the principal amount of Indebtedness secured thereby and not otherwise authorized as a Permitted Lien shall not exceed the principal amount of Indebtedness, plus any costs, expenses, premiums, fees, prepayment penalties or similar charges payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement;

(n)

Liens securing our obligations or those of any Subsidiary in respect of any swap agreements entered into (1) in the ordinary course of business and for non-speculative purposes or (2) solely in order to serve as a clearinghouse in respect thereof;

(o)

easements, zoning restrictions, minor title defects, irregularities or imperfections, restrictions on use, rights of way, leases, subleases and similar charges and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations (other than customary maintenance requirements) and which could not reasonably be expected to have a material adverse effect on the business or financial condition of CME Group and its Subsidiaries taken as a whole;

(p)

Liens created in connection with any share repurchase program in favor of any broker, dealer, custodian, trustee and/or agent administering or effecting transactions pursuant to a share repurchase program;

(q)

Liens on (1) the land, improvements, fixtures and buildings located at 141 West Jackson Boulevard and 333 S. LaSalle St. (formerly part of 141 West Jackson Boulevard) in Chicago, (2) the land, improvements, fixtures and buildings located at One North End Ave., New York, New York 10282 and (3) the land, improvements, fixtures and buildings comprising the data center located in Aurora, Illinois and any additional data center facility that CME Group or any Significant Subsidiary acquires or leases after the date the notes are originally issued (excluding any data center facility (other than the data center located in Aurora, Illinois) that CME Group or any Significant Subsidiary owns or leases as of the date the notes are originally issued); and

(r)

Liens consisting of an agreement to sell, transfer or dispose of any asset or property (to the extent such sale, transfer or disposition is not prohibited by the subsection “—Limitation on Mergers and Other Transactions”).

“Principal Property” means the land, improvements, buildings and fixtures (including any leasehold interest therein) constituting a corporate office, facility or other capital asset within the United States (including its territories and possessions) which is owned by us or any of our Significant Subsidiaries unless our Board of Directors has determined in good faith that such office or facility is not of material importance to the total business conducted by us and our Significant Subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction (as defined below) or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Significant Subsidiary,” with respect to any person, means any Subsidiary of such person that satisfies the criteria for a “Significant Subsidiary” set forth in Rule 1-02(w)(1) or (2) of Regulation S-X under the Exchange Act.

“Subsidiary” means any corporation, limited liability company or other similar type of business entity in which we and/or one or more of our Subsidiaries together own more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or similar governing body of such corporation, limited liability company or other similar type of business entity, directly or indirectly. Unless the context otherwise requires, as used herein, “Subsidiary” shall mean a Subsidiary of CME Group.

“Synthetic Lease” means any tax retention or other synthetic lease which is treated as an operating lease under United States generally accepted accounting principles, but the liabilities under which are or would be characterized as indebtedness for tax purposes.

Limitations on Sale and Lease-Back Transactions

We will not, nor will we permit any of our Significant Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than (x) any such Sale and Lease-Back Transaction with respect to (i) the land, improvements, fixtures and buildings located at 141 West Jackson Boulevard and 333 S. LaSalle St. (formerly part of 141 West Jackson Boulevard) in Chicago, (ii) the land, improvements, fixtures and buildings located at One North End Ave., New York, New York 10282 or (iii) the land, improvements, fixtures and buildings comprising the data center located in Aurora, Illinois and any additional data center facility that CME Group or any Significant Subsidiary acquires or leases after the date the notes are originally issued (excluding any data center facility (other than the data center located in Aurora, Illinois) that CME Group or any Significant Subsidiary owns or leases as of the date the notes are originally issued), (y) any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or (z) any such Sale and Lease-Back

Transaction between us and one of our Subsidiaries or between our Subsidiaries, unless: (a) we or such Significant Subsidiary would be entitled to incur Indebtedness secured by a lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption “—Limitations on Liens”; or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Board of Directors) and we apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 365 days of such Sale and Lease-Back Transaction to any (or a combination) of (i) the prepayment or retirement of the notes, (ii) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of other Indebtedness of us or of one of our Subsidiaries (other than Indebtedness that is subordinated to the notes or Indebtedness owed to us or one of our Subsidiaries) that matures more than 12 months after its creation or (iii) the purchase, construction, development, expansion or improvement of other comparable property.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any of our Significant Subsidiaries of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such Significant Subsidiary to such person.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities of all series then outstanding under the Indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (x) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (y) the net amount determined assuming no such termination.

Excepted Indebtedness

Notwithstanding the limitations on Liens and Sale and Lease-Back Transactions described above, and without limiting our or any Significant Subsidiary’s ability to issue, incur, create, assume or guarantee Indebtedness secured by Permitted Liens, we and any Significant Subsidiary will be permitted to incur Indebtedness secured by a Lien or may enter into a Sale and Lease-Back Transaction, in either case, without regard to the restrictions contained in the preceding two sections entitled “Limitations on Liens” and “Limitations on Sale and Lease-Back Transactions,” if at the time the Indebtedness is incurred and after giving effect to such Indebtedness and to the retirement of any Indebtedness which is concurrently being retired, the sum of (a) the aggregate principal amount of all Indebtedness secured by Liens other than Permitted Liens, and (b) the Attributable Debt of all our Sale and Lease-Back Transactions not otherwise permitted by the provisions described under “Limitations on Sale and Lease-Back Transactions,” does not exceed 15% of Consolidated Net Tangible Assets (as defined below).

“Consolidated Net Tangible Assets” means, at any date, the aggregate amount of assets (less applicable reserves) of CME Group and its Significant Subsidiaries after deducting therefrom (a) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles and (b) all current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower), all as reflected in CME Group’s most recent consolidated balance sheet as of the end of our fiscal quarter ending not more than 135 days prior to such date, prepared in accordance with United States generally accepted accounting principles, provided, that Consolidated Net Tangible Assets will be calculated after giving pro forma effect to any investments, acquisitions or dispositions occurring outside the ordinary course of business and subsequent to the date of such balance sheet, as well as any transaction giving rise to the need to calculate Consolidated Net Tangible Assets (including the application of the proceeds therefrom, as applicable).

Limitation on Mergers and Other Transactions

We are generally permitted to merge with or into or consolidate with any person. We are also permitted to sell, assign, transfer, lease or convey all or substantially all of our assets to any person. However, we may not take any of these actions unless both of the following conditions are met:

•	the successor company (if any), if other than the CME Group, is organized under the laws of any U.S. jurisdiction and it expressly assumes our obligations on the notes; and

•

immediately after giving effect to the transaction, no Event of Default (as defined below) (and no event which, after notice or lapse of time or both, would become an Event of Default) shall have happened and be continuing.

Upon compliance with these provisions by a successor company in connection with a consolidation with or merger of us with or into, or such a sale, assignment, transfer, lease or conveyance to, such successor company, we (except in the case of a lease) would be relieved of our obligations under the Indenture and the notes. Notwithstanding the foregoing clauses, we may merge with or into or consolidate with any direct or indirect wholly owned subsidiary of ours.

Reports to Holders

The Indenture provides that any document or report that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act will be filed with the Trustee within 15 days after such document or report is filed with the SEC. The Indenture provides further that any document or report that we have filed with the SEC and that is publicly accessible on the SEC’s EDGAR system will be deemed filed with the Trustee for purposes of this provision.

Events of Default

The following events will be defined in the Indenture as “Events of Default” with respect to the notes:

(1)	the failure to pay interest on any note when the same becomes due and payable and the default continues for a period of 30 days;

(2)

the failure to pay the principal (or premium, if any) of any note, when such principal becomes due and payable, at maturity, upon acceleration, upon redemption or otherwise (including the failure to make a payment to purchase notes tendered pursuant to a Change of Control Offer);

(3)

a default in the performance or breach of any covenant or warranty contained in the Indenture (other than a covenant or warranty a default in the performance or the breach of which is dealt with elsewhere in the Indenture or which is expressly included in the Indenture solely for the benefit of a particular series of debt instruments other than the notes) which default continues for a period of 90 days after we receive written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the notes;

(4)

a default on any Indebtedness of ours or of a Significant Subsidiary having an aggregate amount of at least $500,000,000 constituting a default either (a) of payment of principal when due and payable at the final stated maturity of such Indebtedness (or on or before the expiration of any grace period provided in such Indebtedness on the date of such default) or (b) which results in acceleration of the Indebtedness prior to its final stated maturity, and in each case after we have been notified of the default by the Trustee or Holders of 25% in principal amount of the we do not cure the default within 30 days; and

(5)	certain events of bankruptcy, insolvency or reorganization affecting us or our Significant Subsidiaries.

If an Event of Default specified in clause (5) above occurs and is continuing with respect to the notes, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all notes shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of the notes.

If an Event of Default (other than an Event of Default specified in clause (5)) shall occur and be continuing with respect to the notes, the Trustee or the Holders of at least 25% of the principal amount of the notes may declare the principal of and premium, if any, and accrued interest on all notes to be due and payable by notice in writing to us and the Trustee.

The Indenture will provide that at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph has been made and before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in principal amount of the notes, by written notice to us and the Trustee, may rescind and annul such declaration and its consequences if:

(1)	we have paid or deposited with the Trustee a sum sufficient to pay

(a)	all overdue interest on the notes,

(b)	the principal of (and premium, if any, on) the notes which have become due otherwise than by such declaration of acceleration and any interest thereon, and

(c)	all sums paid or advanced by the Trustee and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and

(2)

all Events of Default with respect to the notes, other than the non-payment of the principal, premium, if any, and accrued interest which have become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Satisfaction and Discharge, Defeasance and Covenant Defeasance

The Indenture permits the defeasance, covenant defeasance and discharge of the Indenture with respect to debt securities upon the satisfaction of the conditions described under “Description of Debt Securities—Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus. The notes are subject to these defeasance, covenant defeasance and discharge provisions.

Modification of the Indenture and Waiver of Rights of Holders

Under certain circumstances, we can make changes to the Indenture and the notes. Some types of changes require the approval of each affected Holder, some require approval by a vote of a majority of the Holders of the notes, and some changes do not require any approval at all.

Changes Requiring Your Approval

First, there are changes that cannot be made to the notes without the specific approval of each Holder of the notes. These include changes that

•	reduce the percentage of Holders of the notes who must consent to a waiver or amendment of the Indenture;

•	reduce the rate of interest on any note or change the time for payment of interest;

•	reduce the principal or premium, if any, due on the notes or change the stated maturity date of the notes;

•	change the place or currency of payment on a note;

•	change the right of Holders of the notes to waive an existing default by majority vote;

•	modify the provisions of the Indenture with respect to the ranking of the notes in a manner adverse to you;

•	modify the redemption provisions of the notes in a manner materially adverse to a Holder;

•	impair the right of Holders of the notes to sue for payment; or

•	make any change to this list of changes that requires the specific approval of each Holder of notes.

Changes Requiring a Majority Vote

The second type of change to the Indenture and the notes requires a vote in favor by Holders owning a majority of the principal amount of the notes. Most changes fall into this category, including the deletion or amendment of the provisions described under “—Repurchase upon Change of Control Triggering Event” and “—Certain Covenants,” except for clarifying changes and certain other specified changes that would not adversely affect Holders of notes in any material respect. A majority vote is required to waive any past default, except a failure to pay principal or interest and default in certain covenants and provisions of the Indenture that cannot be amended without the consent of the Holder of each affected note.

Changes Not Requiring Approval

The third type of change does not require any vote by you as Holders of outstanding notes. This type is limited to clarifications and certain other changes that would not adversely affect Holders of the outstanding notes in any material respect.

The Trustee

The Indenture will provide that, except during the continuance of an Event of Default of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default of which a responsible officer of the Trustee shall have actual knowledge, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of its own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of us, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

As of the date of this prospectus supplement, U.S. Bank National Association is a lender under the Clearing House Facility and the Senior Credit Facility and is the trustee with respect to the existing notes. We may have other customary banking and trust relationships with U.S. Bank National Association from time to time.

Book-Entry Delivery and Settlement

We will issue the notes in the form of one or more permanent global securities in definitive, fully registered form. The global securities will be deposited with or on behalf of The Depository Trust Company, referred to as

DTC, and registered in the name of Cede & Co., as nominee of DTC, and will remain in the custody of the Trustee in accordance with the FAST Balance Certificate Agreement between DTC and the Trustee.

DTC has advised us that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act;

•

DTC holds securities that its direct participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates;

•

direct participants include securities brokers and dealers (including certain of the underwriters), banks, trust companies, clearing corporations and other organizations and include Euroclear Bank SA/NV, as operator of the Euroclear System, and Clearstream Banking, société anonyme;

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries;

•

access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly; and

•	the rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the following descriptions of the operations and procedures of DTC solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. Neither we, the underwriters nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global securities with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global securities; and

•

ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions require that purchasers of securities take physical delivery of those securities in the form of a certificate. For that reason, it may not be possible to transfer interests in a global security to those persons. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in a global security to pledge or transfer that interest to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of that interest, may be affected by the lack of a physical definitive security in respect of that interest.

So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global security for all purposes under the Indenture and under the notes. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive the notes in the form of a physical certificate and will not be considered the owners or Holders under the Indenture or under the notes, and may not be entitled to give the Trustee directions, instructions or approvals. For that reason, each holder owning a beneficial interest in a global security must rely on DTC’s procedures and, if that holder is not a direct or indirect participant in DTC, on the procedures of the DTC participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or the global security.

Neither we nor the Trustee will have any responsibility or liability for any aspect of DTC’s records relating to the notes or relating to payments made by DTC on account of the notes, or any responsibility to maintain, supervise or review any of DTC’s records relating to the notes.

We will make payments on the notes represented by the global securities to DTC or its nominee, as the registered owner of the notes. We expect that when DTC or its nominee receives any payment on the notes represented by a global security, DTC will credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the global security as shown in DTC’s records. We also expect that payments by DTC’s participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. DTC’s participants will be responsible for those payments.

Payments on the notes represented by the global securities will be made in immediately available funds. Transfers between participants in DTC will be made in accordance with DTC rules and will be settled in immediately available funds.

Investors may hold interests in the notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

The following is based on information furnished by Euroclear or Clearstream, as the case may be.

Euroclear has advised us that:

•

it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash;

•	Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries;

•

Euroclear is operated by Euroclear Bank SA/NV, as operator of the Euroclear System (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”);

•

the Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include underwriters of the notes;

•	indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly;

•

securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”);

•

the Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no record of or relationship with persons holding through Euroclear participants; and

•

distributions with respect to securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearstream has advised us that:

•

it is incorporated under the laws of Luxembourg as a professional depositary and holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions between Clearstream participants through electronic book-entry changes in accounts of Clearstream participants, thereby eliminating the need for physical movement of certificates;

•

Clearstream provides to Clearstream participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries;

•	as a professional depositary, Clearstream is subject to regulation by the Luxembourg Monetary Institute;

•

Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include underwriters of the notes;

•

indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream participant either directly or indirectly; and

•

distributions with respect to securities held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

We have provided the following descriptions of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. These operations and procedures are solely within the control of Euroclear and Clearstream and are subject to change by them from time to time. Neither we, the underwriters nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact Euroclear or Clearstream or their respective participants directly to discuss these matters.

Secondary market trading between Euroclear participants and Clearstream participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Euroclear and Clearstream and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other hand, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures. Euroclear participants and Clearstream participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of securities received in Euroclear or Clearstream as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the securities settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Euroclear or Clearstream as a result of sales of securities by or through a Euroclear participant or a Clearstream participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day following settlement in DTC.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the global securities. In addition, we may at any time request that the notes no longer be represented by global securities. In such event, DTC will notify the participants of our request, but definitive securities will only be issued if so requested by the participants. In either instance, an owner of a beneficial interest in the global securities will be entitled to have notes equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such notes in definitive form. Notes so issued in the definitive form will be issued in minimum denominations of $2,000 and multiples of $1,000, and will be issued in registered form only, without coupons.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of notes represented by the global securities upon surrender by DTC of the global securities only if:

•	DTC notifies us that it is no longer willing or able to act as a depository for the global securities, and we have not appointed a successor depository within 90 days of that notice;

•	an Event of Default has occurred and is continuing; or

•	subject to DTC procedures, we decide not to have the notes represented by global securities.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee, including instructions about the registration and delivery, and the respective principal amounts, of the notes to be issued.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes by non-U.S. holders (as defined below) that acquire the notes for cash at their original issue price pursuant to this offering. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax considerations that may be relevant to particular persons in light of their individual circumstances, such as persons subject to special treatment under U.S. federal income tax laws (e.g., expatriates, tax-exempt organizations, controlled foreign corporations, passive foreign investment companies or persons that are, or hold their notes through, partnerships or other pass-through entities (as described below)), to persons that are required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, or to persons that will hold the notes as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. Moreover, this discussion does not address state, local or foreign tax considerations. This summary deals only with persons that hold the notes as capital assets within the meaning of the Code (generally, property held for investment) and does not apply to banks and other financial institutions. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below.

This discussion is not intended to be tax advice. Holders should consult their tax advisors as to the particular U.S. federal income tax considerations to them of the ownership and disposition of the notes, as well as the effects of other U.S. federal tax laws or state, local and non-U.S. tax laws.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of a note (as determined for U.S. federal income tax purposes), other than a partnership or other pass-through entity, that is not a “U.S. holder.” A “U.S. holder” is a beneficial owner of a note (as determined for U.S. federal income tax purposes) that, for U.S. federal income tax purposes is, or is treated as, a citizen or individual resident of the United States, a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, an estate the income of which is subject to U.S. federal income taxation regardless of its source or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of a note, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner, the activities of such partnership, and certain determinations made at the partner level. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax considerations applicable to them.

Stated interest. A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on interest paid or accrued on a note if: (i) the interest is not effectively connected with a U.S. trade or business (and, if required by an applicable tax treaty, is not attributable to a permanent establishment or fixed base within the United States); and (ii) the non-U.S. holder satisfies the following requirements:

(1)	the non-U.S. holder does not actually or constructively, directly or indirectly, own 10% or more of our voting stock;

(2)	the non-U.S. holder is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership; and

(3)

the non-U.S. holder certifies to its non-U.S. status and that no withholding is required pursuant to the Foreign Account Tax Compliance Act (discussed below) a properly completed and executed on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form).

Alternatively, a non-U.S. holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the United States) (generally, by providing an IRS Form W-8ECI). To the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment or fixed base within the United States), however, the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, it may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate).

If a non-U.S. holder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. holder will generally be subject to U.S. withholding tax on payments of stated interest, currently imposed at 30%. Under certain tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable). We will not pay additional amounts to non-U.S. holders in respect of any amounts withheld.

Disposition. A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax with respect to gain realized on the sale, exchange, redemption or other disposition of a note, unless:

(1)

the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, if required by an applicable tax treaty, the gain is attributable to a permanent establishment or fixed base within the United States); or

(2)	in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

If the first exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, it may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption or other disposition of the notes) exceed capital losses allocable to U.S. sources.

Foreign Account Tax Compliance Act. Withholding at a rate of 30% will generally be required in certain circumstances on interest payments in respect of notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, in certain circumstances, interest payments in respect of notes held by a holder that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. We will not pay any additional amounts to non-U.S. holders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in the notes.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with an investment in the notes by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts (“IRA”) and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local or non-U.S. laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets,” for purposes of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA or otherwise for purposes of ERISA, Section 4975 of the Code or Similar Laws, of any such plans, accounts or arrangements (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”), and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a Plan fiduciary should determine, among other things, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan, including, without limitation, the applicable prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws. None of CME Group Inc., the underwriters, the Trustee or their respective affiliates (the “Transaction Parties”) has or will provide impartial investment advice, or has given or will give advice in a fiduciary capacity in connection with a Plan’s investment in the notes. All communications, correspondence and materials from the Transaction Parties with respect to the notes are intended to be general in nature and are not directed at any specific purchaser of the notes, and do not constitute advice regarding the advisability of investment in the notes for any specific purchaser. The decision to purchase and hold the notes (including interests in the notes) must be made solely by each prospective Plan purchaser on an arm’s-length basis. The Transaction Parties have a financial interest in a Plan’s purchase and holding of the notes, which interests may conflict with the interest of such Plan, as more fully described in this prospectus supplement.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. For example, CME Group Inc., the underwriters and their respective direct and indirect subsidiaries may be considered “parties in interest” or “disqualified persons” with respect to a large number of Covered Plans. Accordingly, the acquisition and/or holding of notes (including any interest in a note) by a Covered Plan may constitute or result in a non-exempt direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory or administrative prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that potentially may apply to the acquisition and holding of the notes or any interest therein. These class exemptions include, without limitation: PTCE 84-14, respecting transactions determined by independent qualified professional asset managers; PTCE 90-1, respecting transactions involving insurance company pooled separate accounts; PTCE 91-38, respecting transactions involving bank collective investment funds; PTCE 95-60 respecting transactions involving life insurance company general accounts; and PTCE 96-23, respecting transactions determined by in-house asset managers. In addition to the foregoing, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide exemptions for transactions between a Covered Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary that has or exercises any discretionary authority or control with respect to the investment of the assets involved in the transaction or renders investment advice with respect to those assets, or an affiliate thereof) solely by reason of providing services to the Covered Plan or by reason of a relationship to a service provider, provided that the Covered Plan receives no less, and pays no more, than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemption, or any other exemption, will be satisfied in connection with all prohibited transactions that may arise as a result of a Covered Plan’s acquisition and holding of the notes (including an interest in a note), or that the scope of relief provided by any such exemption or exemptions will cover all acts that might be construed as prohibited transactions.

Because of the foregoing, any person investing “plan assets” of any Covered Plan may not make any investment in a note unless a statutory or administrative prohibited transaction exemption is applicable to the transaction or the investment will not otherwise result in any non-exempt prohibited transaction.

Investor Representation

Each purchaser and subsequent transferee of the notes (or any interest therein) will, by its acquisition and holding thereof, be deemed to have represented and warranted that either (i) it is not a Plan and is not directly or indirectly acquiring the notes for, on behalf of, or with the assets of any Plan or (ii) the acquisition and holding of the notes by such purchaser or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or constitute or result in a violation of any applicable Similar Laws.

Each purchaser of any notes (including any interest in a note) that is a Covered Plan, by acceptance of a note (including any interest in a note), will be deemed to have represented and warranted that none of the Transaction Parties has acted as the Covered Plan’s fiduciary (within the meaning of ERISA or the Code) with respect to the purchaser or transferee’s decision to acquire and hold the notes.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, or other violations, it is particularly important that fiduciaries or other persons considering purchasing the notes (including any interest in a note) on behalf of, or with the assets of, any Plan, consult with their counsel and other advisers regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and, if required, whether an exemption would be applicable to the purchase and holding of the notes. The sale of notes (including any interests in a note) to a Plan is in no respect a representation or recommendation by any Transaction Party or any other person that such an investment meets all relevant requirements with respect to investments by Plans generally or any particular Plan or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Each Plan’s responsible fiduciary has the exclusive responsibility for determining that the Plan’s investment in the notes meets the fiduciary rules applicable to such investment and that it will not result in a nonexempt prohibited transaction or other violation of ERISA, Section 4975 of the Code or any applicable Similar Laws.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement among us and Barclays Capital Inc. and BofA Securities, Inc., as representatives of each of the underwriters named below, dated as of                 , 2022, we have agreed to sell to the underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from us, the aggregate principal amount of the notes set forth opposite its name below:

Underwriter	Principal Amount of Notes
Barclays Capital Inc.	$
BofA Securities, Inc.
BMO Capital Markets Corp.
Citigroup Global Capital Markets Inc.
J.P. Morgan Securities LLC
Lloyds Securities Inc.
MUFG Securities Americas Inc.
Wells Fargo Securities, LLC

Total	$

The underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all of the notes if any of the notes being sold are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The notes are being offered by the several underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

The underwriters propose initially to offer the notes to the public at the public offering prices set forth on the cover page of this prospectus supplement, and may offer the notes to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a discount not to exceed     % of the principal amount of the notes to other dealers. After the initial offering of the notes, the public offering price, concession and discount may be changed.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per note		%
Total	$

We estimate that the expenses of the offering to be paid by us, exclusive of the underwriting discount, will be approximately $1.75 million.

We expect that delivery of the notes will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any inter-dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after consummation of the offering contemplated hereby, although they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure you that there will be a liquid trading market for the notes or that an active public market for the notes will develop. If an active trading market for the notes does not develop, the market prices and liquidity of the notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the underwriters, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, certain of the underwriters or their affiliates act as agents and/or lenders under the senior credit facility (and we are currently in discussions with an affiliate of an underwriter that is a lender under the senior credit facility to increase the commitments thereunder) or the clearing house facility, certain of the underwriters or their affiliates have issued bilateral letters of credit on our behalf from time to time and certain of the underwriters or their affiliates own memberships or trading rights on, and are subject to regulation by, one or more of CME, CBOT, NYMEX and COMEX. In addition, certain of the underwriters may hold 2022 notes and, accordingly, may receive a portion of the net proceeds of the offering in connection with the redemption, repayment or other retirement of the 2022 notes. Each of the committees of CME Group’s exchanges and clearing house includes participation by representatives from a subset of their members; certain of the underwriters or their respective affiliates are members of CME Group’s exchanges and clearing house and participate in one or more of the committees of CME Group’s exchanges and clearing house.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

The underwriters have represented and agreed that they have not and will not offer, sell, or deliver the notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in any jurisdiction except under circumstances that will result in compliance with applicable laws and regulations and that will not impose any obligations on us except as set forth in the underwriting agreement.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA in connection with the issue or sale of notes in circumstances in which Section 21(1) of the FSMA does not apply to us and has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the notes. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus are for distribution only to persons who are qualified investors (as defined in the UK Prospectus Regulation) and (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, then securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the notes will be passed upon for the underwriters by Mayer Brown LLP, New York, New York.

EXPERTS

The consolidated financial statements of CME Group Inc. appearing in CME Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of CME Group Inc.’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Debt Securities

Class A Common Stock

Preferred Stock

Warrants

From time to time, we may offer debt securities, Class A Common Stock, Preferred Stock or warrants.

We will provide the specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We may sell the securities to or through underwriters and also to other purchasers or through agents. The names of the underwriters will be stated in the prospectus supplements and other offering material. We may also sell securities directly to investors. The securities also may be resold by selling securityholders, whether or not they own securities on the date hereof.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement or a free writing prospectus.

Our Class A Common Stock is listed on The NASDAQ Global Select Market under the symbol “CME.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should carefully read and consider the risk factors included in our periodic reports, in any prospectus supplements relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission (the “SEC”). See “Risk Factors” on page 6 and in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement.

None of the SEC, any state securities commission or any other regulatory body has approved or disapproved of any of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 1, 2022.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf’ registration process. Under this shelf registration process, we may sell, from time to time, any combination of the securities described in this prospectus, at our discretion in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time that securities are sold, a prospectus supplement or free writing prospectus containing specific information about the terms of that offering, including the securities offered, will be provided. The prospectus supplement or free writing prospectus may also add to, update or change information contained in this prospectus. Statements contained in this prospectus and any accompanying prospectus supplement or other offering material about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. You should read both this prospectus and any prospectus supplement or free writing prospectus together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate on any date other than the date of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any prospectus supplement or free writing prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus or any applicable prospectus supplement or free writing prospectus nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or free writing prospectus or in our affairs since the date of this prospectus or any applicable prospectus supplement or free writing prospectus.

Unless otherwise stated or the context otherwise requires, in this prospectus the terms “CME Group,” “we,” “us” and “our” refer to CME Group Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other materials with the SEC pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, including CME Group Inc., that file electronically with the SEC.

General information about us, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, is available free of charge through our Internet website at http://investor.cmegroup.com/investor-relations. Information on our Internet website is not incorporated into this prospectus, any accompanying prospectus supplement or our other securities filings and is not a part of this prospectus or any such prospectus supplement or other securities filings.

INCORPORATION BY REFERENCE

The SEC’s rules allow “incorporation by reference” into this prospectus of information contained in documents that we file with the SEC. This permits us to disclose important information to you by referring you to those filed documents. Any information incorporated by reference is an important part of this prospectus, and any information that we file with the SEC and incorporate herein by reference (or that is so filed and deemed incorporated herein by reference) after the date of this prospectus will be deemed automatically to update and supersede this information. The following documents previously filed with the SEC are incorporated herein by reference (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 25, 2022;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 from our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2021; and

•	our Current Reports on Form 8-K filed with the SEC on February 3, 2022 and February 17, 2022; and

•

the description of our Class A Common Stock contained in the prospectus included in our Registration Statement on Form S-1, as amended, which description is incorporated by reference in our Registration Statement on Form 8-A filed with the SEC on November 29, 2002, including any amendments or reports filed with the SEC for the purpose of updating such description.

Whenever after the date of this prospectus, and before the termination of the offering of the securities made under this prospectus, we file reports or documents under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, those reports and documents will be deemed to be incorporated by reference into this prospectus from the time they are filed (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules). Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, without charge, upon written or oral request, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus, excluding any exhibits other than exhibits that are specifically incorporated by reference in that information. Requests should be directed to the following address, telephone number or email:

CME Group Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Tel: (312) 930-3484

Attention: Investor Relations

Email: investors@cmegroup.com

FORWARD-LOOKING STATEMENTS

Statements contained in this prospectus and the documents incorporated by reference herein and therein, as well as those contained in other written reports and verbal statements, that are not historical facts, including discussions of our expectations regarding future performance, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “anticipate,” “could,” “estimate,” “intend,” “may,” “plan,” “expect” and similar expressions, including references to assumptions. These forward-looking statements are based on currently available competitive, financial and economic data, current expectations, estimates, forecasts and projections about the industries in which we operate and management’s beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are:

•	increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities;

•

our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks;

•

our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market;

•	our ability to adjust our fixed costs and expenses if our revenues decline;

•	our ability to maintain existing customers at substantially similar trading levels, develop strategic relationships and attract new customers;

•	our ability to expand and globally offer our products and services;

•

changes in regulations, including the impact of any changes in laws or government policies with respect to our products or services or our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers, as well as the impact or escalation of geopolitical events;

•	the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others;

•	decreases in revenue from our market data as a result of decreased demand or changes to regulations in various jurisdictions;

•

changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure;

•

the ability of our credit and liquidity risk management practices to adequately protect us from the credit risks of clearing members and other counterparties, and to satisfy the margin and liquidity requirements associated with the BrokerTec matched principal business;

•

the ability of our compliance and risk management programs to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets;

•

our dependence on third-party providers and exposure to risk through third parties, including risks related to the performance, reliability and security of technology used by our third-party providers;

•

volatility in commodity, equity and fixed income prices, and price volatility of financial benchmarks and instruments such as interest rates, credit spreads, equity indices, fixed income instruments and foreign exchange rates;

•

economic, social, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers;

•	the impact of the COVID-19 pandemic and response by governments and other third parties;

•

our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems;

•	our ability to execute our growth strategy and maintain our growth effectively;

•

our ability to manage the risks, control the costs and achieve the synergies associated with our strategy for acquisitions, investments and alliances, including those associated with our joint venture with IHS Markit and our partnership with Google Cloud;

•	uncertainty related to the transition from LIBOR;

•	our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business;

•	industry and customer consolidation;

•	decreases in trading and clearing activity;

•	the imposition of a transaction tax or user fee on futures and options transactions and/or repeal of the 60/40 tax treatment of such transactions;

•	our ability to maintain our brand and reputation; and

•	the unfavorable resolution of material legal proceedings.

The factors identified above are believed to be important factors, but not necessarily all of the important factors, that could cause actual results to differ materially from those expressed in any forward-looking statement. Unpredictable or unknown factors could also have material adverse effects on us. All forward-looking statements included in this prospectus and in the documents incorporated by reference herein are expressly qualified in their entirety by the foregoing cautionary statements and by the risk factors included in this prospectus and in the documents we incorporate by reference. We caution you not to place undue reliance on any forward-looking statements. Except as required by law, rule or regulation, we undertake no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CME GROUP INC.

This summary highlights information about CME Group. Because it is a summary, it does not contain all the information you should consider before investing in our securities. You should read carefully this entire prospectus, any prospectus supplement and the documents that we incorporate herein and therein by reference, including the sections entitled “Risk Factors” and our financial statements and related notes. You may obtain a copy of the documents that we incorporate by reference without charge by following the instructions in “Where You Can Find More Information.”

CME Group enables clients to trade futures, options, cash and over-the-counter (OTC) markets, optimize portfolios, and analyze data—empowering market participants worldwide to efficiently manage risk and capture opportunities.

CME Group exchanges offer the widest range of global benchmark products across interest rates, equity indexes, foreign exchange (FX), agricultural commodities, energy and metals. We also offer cash and repo fixed income trading via BrokerTec, and cash and OTC FX trading via EBS. In addition, we operate one of the world’s leading central counterparty clearing providers, CME Clearing, operated by CME.

CME Group Inc. is a Delaware corporation incorporated in 2001. CME Group Inc.’s Class A Common Stock is listed on The NASDAQ Global Select Market under the symbol “CME.” Our principal executive offices are located at 20 South Wacker Drive, Chicago, Illinois 60606, and our telephone number is (312) 930-1000.

RISK FACTORS

Investing in our securities involves risks. Before you decide whether to purchase any of our securities, in addition to the other information, documents or reports included or incorporated by reference into this prospectus and any prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K or Current Reports on Form 8-K filed subsequently to the Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by our filings under the Exchange Act. For more information, see “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, we will use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, which may include, without limitation, acquisitions, debt repayments or other purposes. We may temporarily invest the net proceeds or use them to repay short term debt until they are used for their stated purpose.

We will not receive any proceeds in the event that securities are sold by a selling securityholder unless otherwise indicated in the applicable prospectus supplement or other offering material.

DESCRIPTION OF DEBT SECURITIES

Senior and Subordinated Debt Securities

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Senior debt securities will be issued under a senior indenture dated as of August 12, 2008 between us and U.S. Bank Trust Company, National Association, as trustee, and subordinated debt securities will be issued under a subordinated indenture, to be entered into between us and U.S. Bank Trust Company, National Association, as trustee. This prospectus sometimes refers to the senior indenture and the subordinated indenture collectively as the indentures. The senior indenture and a form of the subordinated indenture have been filed as exhibits to the registration statement of which this prospectus forms a part.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the indentures (and any amendments or supplements we may enter into from time to time as permitted under each indenture) and the debt securities, including the definitions therein of certain terms.

As used in this “Description of Debt Securities,” the terms “CME Group,” “we,” “our” and “us” refer to CME Group Inc., a Delaware corporation, and do not, unless otherwise provided, include subsidiaries of CME Group Inc.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct unsecured obligations of CME Group. The senior debt securities will rank equally with any of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior debt, as defined, and described more fully, under “—Subordination,” to the extent and in the manner set forth in the subordinated indenture.

The indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable indenture and will be equal in ranking.

In the event that our secured creditors, if any, exercise their rights with respect to our assets pledged to them, our secured creditors would be entitled to be repaid in full from the proceeds of those assets before those proceeds would be available for distribution to our other creditors, including the holders of debt securities of any series.

CME Group’s subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities of any series or to make any funds available to CME Group, whether by dividend, loan or other payment, unless such subsidiaries guarantee the debt securities issued by CME Group. Therefore, without such guarantees, the assets of CME Group’s subsidiaries will be subject to the prior claims of all their respective creditors, including the lenders under any credit facilities maintained by our subsidiaries and trade creditors of our subsidiaries. The payment of dividends or the making of loans or advances to CME Group by its subsidiaries may be subject to contractual, statutory or regulatory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of the debt securities and whether they are senior debt securities or subordinated debt securities;

•	any limit on the aggregate principal amount of debt securities of such series;

•	the purchase price for the debt securities and the denominations of the debt securities, if other than denominations of $2,000 or any integral multiple of $1,000;

•	the date or dates upon which the debt securities are payable and whether the stated maturity date may be extended or the method used to determine or extend those dates;

•	the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate or rates shall be determined;

•	the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•

the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date, or the method by which such date or dates shall be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period;

•	any provisions that would determine payments on the debt securities by reference to any index, formula or other method, and the manner of determining the amount of such payments;

•

the place or places where payments on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable indenture;

•	the rate or rates of amortization of the debt securities, if any;

•

our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which, the price or prices at which and the other terms and conditions upon which any debt securities of such series shall be redeemed, in whole or in part, pursuant to such obligation;

•	the terms and conditions, if any, regarding the mandatory conversion or exchange of debt securities;

•

the period or periods within which, the price or prices at which, and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

•	any restriction or condition on the transferability of the debt securities of a particular series;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an event of default, as defined below, if other than the full principal amount;

•

the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from or modifications or additions to the events of default or our covenants with respect to the applicable series of debt securities, and any provision for the suspension of certain covenants based on credit ratings or other criteria applicable to us or securities issued by us;

•	the application, if any, of the terms of the applicable indenture relating to discharge, defeasance and covenant defeasance, which terms are described below, to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether we are issuing the debt securities in whole or in part in global form;

•	the depositary for global or certificated debt securities;

•	the names of any trustees, depositaries, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

•

to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered on the record date for such interest, and the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable indenture;

•

if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined);

•

whether, under what circumstances and the currency in which we will pay any additional amounts on the debt securities as contemplated in the applicable indenture in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay such additional amounts (and the terms of any such option);

•	whether and the extent to which the debt securities are entitled to the benefits of any guarantees by any of our subsidiaries or any other form of guarantee;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the indenture.

Unless otherwise specified in a prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Holders of the debt securities may present their securities for exchange and may present registered debt securities for transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate, as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing senior debt of CME Group.

The subordinated indenture does not limit the issuance of additional senior debt.

Restrictive Covenants

We will describe any restrictive covenants, including restrictions on any subsidiary, for any series of debt securities in the prospectus supplement and/or other offering material for each offering of such debt securities.

Consolidation, Merger, Sale of Assets and Other Transactions

Unless otherwise noted in a prospectus supplement, we will not merge with or into or consolidate with any other person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets, taken as a whole, to any other person other than a direct or indirect wholly-owned subsidiary of ours, and we will not permit any person (other than a direct or indirect wholly-owned subsidiary of ours) to merge with or into or consolidate with us or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to us, unless:

•

we are the surviving corporation or, in case we merge into or consolidate with another person or sell, assign, transfer, lease or convey all or substantially all of our properties and assets to any person, the person into which we are merged or formed by such consolidation or the person which acquires or leases all or substantially all of our properties and assets is a corporation, partnership or trust organized

•	the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the applicable indenture;

•	immediately after giving effect to such transaction, no default or event of default under the applicable indenture has occurred and is continuing; and

•

we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable indenture provisions described in this paragraph and that all conditions precedent provided for in the applicable indenture relating to such transaction have been complied with.

Events of Default, Notice and Waiver

Unless a prospectus supplement states otherwise, the following shall constitute events of default under the indentures with respect to each series of debt securities:

•	our failure to pay any interest on any debt security of such series when due and payable, continued for 30 days;

•

our failure to pay principal (or premium, if any) on any debt security of such series when due, regardless of whether such payment became due because of maturity, redemption, acceleration or otherwise, or is required by any sinking fund established with respect to such series;

•	our failure to observe or perform any other of its covenants or warranties with respect to such debt securities for 90 days after we receive notice of such failure;

•	certain events of bankruptcy, insolvency or reorganization of CME Group; and

•	any other event of default provided with respect to debt securities of that series.

If an event of default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing, the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of that series outstanding may declare, by notice as provided in the applicable indenture, the principal amount (or such lesser amount as may be provided for in the debt securities of that series) of all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an event of default involving certain events in bankruptcy, insolvency or reorganization, acceleration is automatic; and, provided further, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the nonpayment of accelerated principal, have been cured or waived. Upon the acceleration of the maturity of original issue discount securities, an amount less than the principal amount thereof will become due and payable. Reference is made to the prospectus supplement relating to any original issue discount securities for the particular provisions relating to acceleration of maturity thereof.

Any past default under either indenture with respect to debt securities of any series, and any event of default arising therefrom, may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (1) default in the payment of the principal of (or premium, if any) or interest on any debt securities of such series or (2) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of an event of default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such event of default.

The trustee may require indemnification by the holders of the debt securities of any series with respect to which an event of default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any action against us under either of the indentures (except actions for payment of overdue principal of (and premium, if any) or interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless:

•

the holder has given to the trustee written notice of an event of default and of the continuance thereof with respect to the debt securities of such series specifying an event of default, as required under the applicable indenture;

•

the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding under such indenture shall have requested the trustee to institute such action and offered to the trustee indemnity reasonably satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee shall not have instituted such action within 60 days of such request; and

•	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the debt securities of that series.

We are required to furnish periodically to the trustee statements as to our compliance with all conditions and covenants under each indenture.

Discharge, Defeasance and Covenant Defeasance

We may discharge or defease our obligations under the indenture as set forth below, unless otherwise indicated in a prospectus supplement.

We may discharge certain obligations to holders of any series of debt securities issued under either the senior indenture or the subordinated indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee money in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not previously delivered to the trustee for cancellation, for principal and any premium and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the stated maturity or redemption date, as the case may be, and we have paid all other sums payable under the applicable indenture.

If indicated in a prospectus supplement, we may elect either (1) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant indenture) (referred to as defeasance) or (2) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (referred to as covenant defeasance), upon the deposit with the relevant indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) or interest on such debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (1) above, must refer to and be based upon a ruling of the IRS or a change in applicable federal income tax law occurring after the date of the relevant indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Under the indentures, we and the applicable trustee may supplement the indentures for certain purposes which would not have a material adverse effect on the interests or rights of the holders of debt securities of a series without the consent of those holders. We and the applicable trustee may also modify the indentures or any supplemental indenture in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt securities of any series; 12

•	reduce the principal amount of, or the rate of interest on, or any premium payable upon the redemption of, any debt securities of any series;

•

change our obligation to pay any additional amounts required to be paid in respect of certain taxes, assessments or governmental charges imposed on holders of the debt securities, as the case may be, except as otherwise contemplated by the applicable indenture;

•	reduce the amount of principal of an original issue discount debt security or any other debt security that would be payable upon declaration of acceleration of the maturity thereof;

•	change the place of payment where, or the currency in which, any debt security or any premium or interest thereon is payable;

•

impair the right to institute suit for the enforcement of any payment on or with respect to any debt security on or after the stated maturity thereof (or in the case of a redemption, on or after the redemption date);

•

reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for modification or amendment of the indentures or for waiver of compliance with certain provisions of the indentures or for waiver of certain defaults thereunder and their consequences;

•

make any change that adversely affects the right to convert or exchange any debt security or decreases the conversion or exchange rate or increases the conversion price of any convertible or exchangeable debt security; or

•

modify any of the above provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indentures which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures.

The subordinated indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of then outstanding senior indebtedness that would be adversely affected by the amendment.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All monies paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security shall thereafter, as an unsecured general creditor, look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable, in which case the Trust Indenture Act will govern.

Concerning the Trustee

We anticipate appointing U.S. Bank Trust Company, National Association, the trustee under the indentures, as the paying agent, conversion agent, registrar and custodian with regard to the debt securities. As of the date of this prospectus, U.S. Bank Trust Company, National Association is a lender under our multi-currency revolving senior credit facility and under the 364-day multi-currency revolving secured credit facility of our subsidiary Chicago Mercantile Exchange Inc. The trustee or its affiliates may in the future provide banking and other services to us and our subsidiaries in the ordinary course of their respective businesses.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our capital stock. The following description is a summary and is qualified in its entirety by reference to our certificate of incorporation, our bylaws and the relevant provisions of Delaware law.

As used in this “Description of Capital Stock,” the terms “CME Group,” “we,” “our” and “us” refer to CME Group Inc., a Delaware corporation, and do not, unless otherwise provided, include subsidiaries of CME Group Inc.

General

Our authorized capital stock of 1,010,003,138 shares consists of the following:

•	1,000,000,000 authorized shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”);

•	625 authorized shares of Class B-1 Common Stock, par value $.01 per share (the “Class B-1 Common Stock”);

•	813 authorized shares of Class B-2 Common Stock, par value $.01 per share (the “Class B-2 Common Stock”);

•	1,287 authorized shares of Class B-3 Common Stock, par value $.01 per share (the “Class B-3 Common Stock”);

•	413 authorized shares of Class B-4 Common Stock, par value $.01 per share (the “Class B-4 Common Stock”); and

•	10,000,000 authorized shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”).

The term “Class B Common Stock” means, collectively, Class B-1 Common Stock, Class B-2 Common Stock, Class B-3 Common Stock and Class B-4 Common Stock. As of February 9, 2022, there were 359,394,585 shares of Class A Common Stock, 625 shares of Class B-1 Common Stock, 813 shares of Class B-2 Common Stock, 1,287 shares of Class B-3 Common Stock and 413 shares of Class B-4 Common Stock issued and outstanding. As of February 9, 2022, there were 4.6 million shares of non-voting Series G preferred stock outstanding. From time to time in this prospectus, we refer to the Class A Common Stock and Class B Common Stock collectively as the common stock.

Common Stock

With the exception of the matters reserved to holders of Class B Common Stock, holders of common stock vote together on all matters for which a vote of common shareholders is required. In these votes, each holder of shares of Class A Common Stock or Class B Common Stock has one vote per share. Matters reserved to the holders of Class B Common Stock, votes applicable to each class of Class B Common Stock in these matters and certain voting restrictions on holders of Class B Common Stock are described below under “—Additional Provisions of Class B Common Stock.”

Holders of common stock are entitled to receive, and to share equally on a per share basis in, such dividends and other distributions, if any, as may be declared by our board of directors (“Board”), subject to the rights of holders of Preferred Stock. Holders of our common stock have no conversion, preemptive or subscription rights. In the event of any liquidation, dissolution or winding up of CME Group, holders of common stock are entitled to receive any amounts available for distribution to holders of common stock after the payment of, or provision for, obligations of CME Group and any preferential amounts payable to holders of any outstanding shares of Preferred Stock.

Additional Provisions of Class B Common Stock

The Class B Common Stock comprises four classes with the following characteristics:

Class	Authorized Number of Shares	Associated Exchange Membership	Number of Directors Class Can Elect	Number of Votes Per Share on “Core Rights”
Class B-1 Common Stock	625	CME Division	3	6
Class B-2 Common Stock	813	International Monetary Market Division	2	2
Class B-3 Common Stock	1,287	Index and Option Market Division	1	1
Class B-4 Common Stock	413	Growth and Emerging Markets Division	0	1/6

Associated Exchange Membership. Each class of Class B Common Stock is associated with a membership in a specific division for trading at Chicago Mercantile Exchange Inc. (“CME”). A CME trading right is a separate asset that is not part of or evidenced by the associated share of Class B Common Stock. The Class B Common Stock is intended only to ensure that the holders of Class B Common Stock retain rights with respect to the election of six members to the Board and approval rights with respect to the Core Rights described below.

Commitment to Open Outcry. Our certificate of incorporation includes a commitment to maintain open outcry floor trading on CME for a particular traded product as long as the open outcry market meets any of the liquidity tests specified in our certificate of incorporation. The commitment requires us to maintain a facility for conducting business, for disseminating price information and for clearing and delivery and to provide reasonable financial support for technology, marketing and research for open outcry markets. If, as a result of a failure to meet the liquidity tests, an open outcry market is not deemed “liquid,” our Board may determine whether that market will be closed.

Voting on Core Rights. Holders of shares of our Class B Common Stock have the right to approve changes to specified rights relating to the trading privileges at CME associated with those shares. These “Core Rights” consist of:

•	the divisional product allocation rules applicable to each membership class as set forth in the rules of CME;

•	the trading floor access rights and privileges granted to members of CME;

•	the number of authorized and issued shares of any class of Class B Common Stock; and

•	the eligibility requirements for any person to exercise any of the trading rights or privileges of members in CME.

Votes on changes to Core Rights are weighted by class. Each class of Class B Common Stock has the following number of votes on matters relating to Core Rights: Class B-1 Common Stock, six votes per share; Class B-2 Common Stock, two votes per share; Class B-3 Common Stock, one vote per share; and Class B-4 Common Stock, one-sixth of one vote per share. Any change to Core Rights must be approved by a majority of the aggregate votes cast by the holders of the Class B Common Stock present (in person or by proxy) and voting at the meeting of holders of Class B Common Stock called for the purpose of voting on the proposed change, provided that holders of at least a majority of the aggregate number of votes entitled to vote on the matter are present at such meeting. Under Delaware law, changes to the number of authorized shares of a class also require the approval of the holders of a majority of the outstanding shares of that class.

Based on the number of shares of each class of Class B Common Stock currently outstanding, because of the weighted voting mechanism for the Class B Common Stock with respect to changes to Core Rights, a change to Core Rights, other than a change to the number of authorized shares of Class B-2 Common Stock, Class B-3 Common Stock or Class B-4 Common Stock, may be effected by the approval of the holders of the Class B-1 Common Stock, even though the holders of shares of the other classes of Class B Common Stock voted against the change.

Election of Directors. Our certificate of incorporation provides that the number of directors that shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted by our Board, which number shall be no more than 30. Holders of Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock have the right to elect six directors to our Board, of which three (the “Class B-1 Directors”) are elected by the holders of Class B-1 Common Stock, two (the “Class B-2 Directors”) are elected by the holders of Class B-2 Common Stock and one (the “Class B-3 Director”) is elected by the holders of Class B-3 Common Stock. We refer to the Class B-1 Directors, the Class B-2 Directors and the Class B-3 Director collectively as the “Class B Directors.” The directors that are not Class B Directors, which we refer to as equity directors, are elected by the holders of the Class A Common Stock and Class B Common Stock, voting together as a class. Nominees for election as equity directors are nominated for election by our Board upon the recommendation of the nominating committee of our Board . The holders of shares of Class B-1 Common Stock, Class B-2 Common Stock and Class B-3 Common Stock have the right to elect nominating committees for their respective class, which are responsible for nominating candidates for election to the Board by their class. Our certificate of incorporation requires that director candidates for election by a class of Class B Common Stock own, or be recognized as the owner for the purposes of CME of, at least one share of that class. As of the date of this prospectus, the number of directors that constitutes the whole Board is 23.

Voting Restrictions. Our certificate of incorporation provides that, for so long as any person or group of persons acting in concert beneficially own 15% or more of the outstanding shares of any class of Class B Common Stock, then in any election of directors elected by that class or other exercise of voting rights with respect to Core Rights or with respect to the election or removal of directors, such person or group is only entitled to vote a number of shares of that class of Class B Common Stock that constitutes a percentage of the total number of outstanding shares of that class which is less than or equal to the percentage of Class A Common Stock beneficially owned by such person or group.

Transfer Restrictions. Shares of Class B Common Stock are subject to transfer restrictions contained in our certificate of incorporation. These transfer restrictions prohibit the sale or transfer of any shares of Class B Common Stock separate from the sale of the associated membership interest in CME. No membership in CME may be sold unless the purchaser also acquires the associated share of Class B Common Stock.

Preferred Stock

We are authorized to issue up to 10 million shares of Preferred Stock. Our certificate of incorporation authorizes the issuance of shares of Preferred Stock in one or more series at such times and for such consideration as our Board may determine and authorizes our Board to fix the relative powers, rights, designations, preferences, qualifications, limitations and restrictions of the shares of each wholly unissued series. Our Board may fix the number of shares of each series of Preferred Stock, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock.

When CME Group issues Preferred Stock, we will provide specific information about the particular series being offered in a prospectus supplement. This information will include some or all of the following:

•	the title or designation of the series;

•

the number of shares of the series, which the Board may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding);

•	whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series;

•

the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other series or classes of stock;

•	the redemption rights and price or prices, if any, for shares of the series and at whose option such redemption may occur, and any limitations, restrictions or conditions on such redemption;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of CME Group;

•

whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security of CME Group or any other entity, and, if so, the specification of such other class or series or such other security, the conversion price or prices or exchange rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•	whether the Preferred Stock being offered will be listed on any securities exchange;

•	if necessary, a discussion of certain federal income tax considerations applicable to the Preferred Stock being offered;

•	the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series; and

•	any other relative rights, preferences, limitations and powers not inconsistent with applicable law, our certificate of incorporation then in effect or our bylaws then in effect.

Upon issuance, the shares of Preferred Stock will be fully paid and non-assessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

In 2021, we issued 4.6 million shares of non-voting Series G preferred stock. These shares are convertible to Class A common stock at a 1:1 ratio at the discretion of the holder. Our preferred stock has the same equitable interest in our earnings and the same dividend payments per share as our Class A shares on an as converted basis. As of February 9, 2022, there was one holder of record of our Series G preferred stock.

Indemnification of Directors and Executive Officers and Limitation of Liability

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) authorizes a corporation’s board of directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended.

As permitted by Delaware law, our certificate of incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our shareholders; (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL regarding unlawful dividends and stock purchases; or (4) for any transaction from which the director derived an improper personal benefit.

As permitted by Delaware law, our certificate of incorporation and our bylaws provide that (1) we shall indemnify our directors and officers and former directors and officers to the fullest extent permitted by law; (2) such indemnification includes the right to advancement of expenses, if we have received an undertaking by the person receiving such advance to repay all amounts advanced if it should be determined that he or she is not entitled to be indemnified by us; and (3) the rights to indemnification conferred in our certificate of incorporation and our bylaws are not exclusive.

Exclusive Forum

Our bylaws provide that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceed on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, shareholders, employees or agents to us or our shareholders, (iii) any action asserting a claim against us or any of our directors, officers, shareholders, employees or agents arising out of or relating to any provision of the DGCL or our certificate of incorporation or bylaws, or (iv) any action asserting a claim against us or any of our directors, officers, shareholders, employees or agents governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding described in clauses (i) through (iv) of this paragraph, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.

Other Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include:

Filling Vacancies on the Board. Our certificate of incorporation provides that vacancies on our Board may be filled by a majority of our Board, and any director elected to fill such a vacancy will have the same remaining term as that of his or her predecessor, but any Class B vacancy must be filled from among the candidates who ran in the previous election for that directorship with the candidates being selected to fill the vacancy in the order of the aggregate number of votes received in the previous election. The inability of shareholders to fill vacancies on our Board will make it more difficult to change the composition of our Board.

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to shareholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of shareholders. These procedures provide that notice of shareholder proposals must be timely and given in proper written form to our Secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be delivered to our Secretary at our principal executive offices not fewer than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders. The notice must contain the information required by our bylaws, including information regarding the proposal and the proponent.

Special Meetings of Shareholders. Our certificate of incorporation and bylaws deny shareholders the right to call a special meeting of shareholders. Our certificate of incorporation and bylaws provide that only the chairman of our board or a majority of the Board may call special meetings of the shareholders.

No Written Consent of Shareholders. Our certificate of incorporation requires all shareholder actions to be taken by a vote of the shareholders at an annual or special meeting and does not permit the shareholders to act by written consent, without a meeting.

Amendment of Certificate of Incorporation and Bylaws. Our certificate of incorporation generally requires the approval of not less than two-thirds of the voting power of all outstanding shares of common stock entitled to vote to amend any bylaws by shareholder action or the certificate of incorporation provisions, other than those with respect to filling vacancies on the Board, described in this “—Other Certificate of Incorporation and Bylaw Provisions” section. Only our Class B shareholders may amend provisions of our certificate of incorporation relating to the Core Rights described above.

Delaware Takeover Statute

We are subject to Section 203 of the DGCL (“Section 203”). Subject to exceptions set forth in Section 203, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include generally:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•

any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder except (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation, which securities were outstanding prior to the time that the interested stockholder became such, (b) pursuant to a merger of a parent and a wholly-owned subsidiary meeting specified criteria, (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation which security is distributed pro rata to all holders of a class or series of stock of the corporation subsequent to the time the interested stockholder became such, (d) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock or (e) any issuance or transfer of stock by the corporation; provided however, that in no case under the provisions described in the immediately-preceding clauses (c) through (e) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested shareholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

Transfer Agent

The Transfer Agent and Registrar for our Class A Common Stock is Computershare Trust Company, N.A.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, Class A Common Stock or Preferred Stock, collectively referred to as the underlying warrant securities, and such warrants may be issued independently or together with any of the underlying warrant securities and may be attached to or separate from such underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The applicable prospectus supplement will describe the specific terms of any warrants offered thereby, including:

•	the title or designation of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies or currency units, in which the exercise price of such warrants may be payable;

•

the designation, aggregate principal amount and terms of the underlying warrant securities purchasable upon exercise of such warrants, and the procedures and conditions relating to the exercise of the warrant securities;

•	the price at which the underlying warrant securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

•

if applicable, the currency or currencies, including composite currencies or currency units, in which any principal, premium, if any, or interest on the underlying warrant securities purchasable upon exercise of such warrants will be payable;

•	if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

•	information with respect to book-entry procedures, if any;

•	if necessary, a discussion of certain federal income tax considerations; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement or other offering material, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, will pass upon certain legal matters for us in connection with the securities offered by this prospectus.

Underwriters, dealers or agents, if any, which we will identify in the applicable prospectus supplement and other offering material, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

The consolidated financial statements of CME Group Inc. appearing in CME Group Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of CME Group Inc.’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

CME Group Inc.

    % Notes due 20

Prospectus Supplement

            , 2022

Joint Book-Running Managers

Barclays

BofA Securities

Citigroup

J.P. Morgan

Lloyds Securities

MUFG

TD Securities

Wells Fargo Securities